As filed with the Securities and Exchange Commission on January 5, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FEDERAL REALTY INVESTMENT TRUST

(Exact name of registrant as specified in its charter)

Maryland	87-3916363
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

909 Rose Ave

Suite 200

North Bethesda, Maryland 20852

Telephone: (301) 998-8100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dawn M. Becker, Executive Vice President, General Counsel and Secretary

Federal Realty Investment Trust

909 Rose Ave

Suite 200

North Bethesda, Maryland 20852

Telephone: (301) 998-8100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Justin J. Bintrim, Esq.

Pillsbury Winthrop Shaw Pittman LLP

1200 Seventeenth Street N.W.

Washington, D.C. 20036

(202) 663-8000

Approximate date of commencement of proposed sale of the securities to the public: From time to time following the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Shares, $0.01 par value	720,929	$134.99	$97,318,206	$9,021

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of the common shares as reported on the New York Stock Exchange on December 28, 2021.

(2)

On May 7, 2021, Federal Realty OP LP (formerly known as Federal Realty Investment Trust, the “Predecessor”) filed a registration statement on Form S-3 (Registration No. 333-255881) (the “Prior Registration Statement”) relating to the registration of 729,769 common shares. On January 3, 2022, the Prior Registration Statement was terminated. The common shares being registered hereunder consist entirely of unsold common shares previously registered under the Prior Registration Statement. Accordingly, pursuant to Rule 457(p) under the Securities Act, the Registrant, which is the successor and parent company of the Predecessor, is offsetting the registration fee of $9,201 due hereunder by $9,201 associated with such unsold securities.

PROSPECTUS

Dividend Reinvestment and Share Purchase Plan

720,929 Common Shares of Beneficial Interest

The Dividend Reinvestment and Share Purchase Plan, which we refer to as the Plan, provides record holders of our common shares of beneficial interest, as well as other interested investors, with a convenient and economical way to acquire common shares.

PLAN HIGHLIGHTS

•

You may participate in the Plan if you own our common shares. If you do not own any common shares, you may be able to make your initial investment in our common shares through the Plan with a minimum initial investment of $250.

•	Once you are enrolled in the Plan, you may buy additional common shares by automatically reinvesting all or a portion of the cash dividends paid on your common shares.

•	Once you are enrolled in the Plan, you may buy additional common shares by making optional cash investments from $25 to $10,000 per month.

Your participation in the Plan is entirely voluntary, and you may terminate your participation at any time. If you do not elect to participate in the Plan, you will receive cash dividends, if and when declared by our board of trustees.

Our common shares of beneficial interest and depositary shares representing interests in our Series C preferred shares of beneficial interest are listed on the New York Stock Exchange under the symbols “FRT” and “FRTPRC,” respectively. On January 4, 2022, the last reported sales price of our common shares, as reported on the New York Stock Exchange, was $139.37 per share.

Investing in our securities involves risks. See “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 5, 2022.

No person has been authorized to give any information or to make any representation not contained in this prospectus. This prospectus does not constitute an offer of any securities other than those described on the cover page or an offer to sell or a solicitation of an offer to buy within any jurisdiction to any person to whom it is unlawful to make such offer or solicitation within such jurisdiction.

QUESTIONS CONCERNING THE PLAN

Please address all correspondence concerning the Plan to:

American Stock Transfer & Trust Company, LLC

Wall Street Station

P.O. Box 922

New York, NY 10269-0560

Federal Realty Investment Trust should be mentioned in all correspondence and Plan participants should give the number of their account. American Stock Transfer & Trust Company, LLC may be reached by telephone at (718) 921-8283 or (877) 611-8039.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act. This prospectus does not contain all of the information included in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see the agreement or document for a complete description of these matters. You should not assume that the information in this prospectus or any incorporated document is accurate as of any date other than the date of the document. You should read this prospectus together with the additional information described under the heading “Where You Can Find More Information” in this prospectus.

References to “we,” “us,” “our” or “ours” refer to Federal Realty Investment Trust and its directly or indirectly owned subsidiaries, unless the context otherwise requires. The term “Company” refers to Federal Realty Investment Trust.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto contained elsewhere in or incorporated by reference into this prospectus. This summary may omit information that may be important to you. You should carefully read the entire text of this prospectus, including the Plan beginning on page 4 of this prospectus, before you decide to participate in the Plan.

The Company

We are an equity real estate investment trust (“REIT”) specializing in the ownership, management, and redevelopment of retail and mixed-use properties. Our properties are located primarily in communities where we believe retail demand exceeds supply, in strategically selected metropolitan markets in the Mid-Atlantic and Northeast regions of the United States, California, and South Florida.

Prior to January 1, 2022, the Company’s business was conducted through a predecessor entity also known as Federal Realty Investment Trust (the “Predecessor”). The Predecessor was founded in 1962 as a REIT under the laws of the District of Columbia and re-formed as a real estate investment trust under the laws of the State of Maryland in 1999. On December 2, 2021, the Predecessor’s Board of Trustees approved the reorganization of the Predecessor’s business into an umbrella partnership real estate investment trust, or “UPREIT.” To effect the UPREIT reorganization, the Predecessor formed a wholly-owned subsidiary real estate investment trust (“Holdco”), and Holdco formed its own wholly-owned subsidiary real estate investment trust (“Merger Sub”). Holdco also formed a wholly-owned subsidiary limited liability company known as Federal Realty GP LLC (the “General Partner”). Effective as of January 1, 2022, Merger Sub merged with and into the Predecessor, with the Predecessor being the surviving entity and becoming a wholly-owned subsidiary of Holdco (the “Merger”). At the effective time of the Merger, each outstanding capital share of the Predecessor was converted into one equivalent capital share of Holdco. Effective as of January 5, 2022, the Predecessor converted into a Delaware limited partnership known as Federal Realty OP LP, the entity we refer to herein as the Partnership. In connection with the UPREIT reorganization, Holdco changed its name to Federal Realty Investment Trust, the entity we refer to herein as the Company. The Company had the same consolidated assets and liabilities immediately following the Merger as the Predecessor immediately before the Merger. The General Partner is the sole general partner of the Partnership, and the Company owns 100% of the limited liability company interests of, is the sole member of and exercises exclusive control over the General Partner. Following the UPREIT reorganization described above, the Company expects to conduct its business through the Partnership and does not expect to have substantial assets or liabilities other than through its investment in the Partnership. In connection with the Merger, the Company assumed all of the Predecessor’s rights and obligations under the Plan.

As of September 30, 2021, we owned or had a majority interest in community and neighborhood shopping centers and mixed-use properties which are operated as 106 predominantly retail real estate projects comprising approximately 25.4 million square feet. In total, the real estate projects were 92.8% leased and 90.2% occupied at September 30, 2021. We have paid quarterly dividends to our shareholders continuously since our founding in 1962 and have increased our dividends per common share for 54 consecutive years.

The Company qualifies for taxation as a REIT pursuant to the Internal Revenue Code of 1986, as amended, or the “Code,” and we intend to operate in a manner that will allow us to maintain such qualification.

Our principal executive offices are located at 909 Rose Ave., Suite 200, North Bethesda, MD 20852. Our telephone number is (301) 998-8100. Our website address is www.federalrealty.com. The information contained on our website is not a part of this prospectus and is not incorporated herein by reference.

The Plan

Enrollment:	Our existing shareholders can participate in the Plan by submitting a completed authorization form or by completing the enrollment procedures specified on the website of the Plan’s administrator, American Stock Transfer& Trust Company, LLC, or AST, at www.astfinancial.com. Please see Questions 6 and 7 for more detailed information.

Initial Investment:	If you do not own any of our common shares, you may be able to participate in the Plan by making an initial investment in our common shares through the Plan with a minimum initial investment of $250. Your ability to make your initial investment in our common shares through the Plan may be limited, however, by applicable state securities or “blue sky” laws, as well as laws applicable to investors residing outside the United States. Please see Questions 4 and 6 for more detailed information.

Reinvestment of Dividends:	You can reinvest your cash dividends on all or a portion of your common shares. You will be able to purchase additional common shares by reinvesting your dividends. The Plan administrator will report cost basis to both the participants in the Plan and the Internal Revenue Service, or the IRS. The common reporting method applicable to dividend reinvestment plans is the average basis method. In order to use this method, the plan requires shareholders to reinvest a minimum of 10% of their dividend each scheduled disbursement date. If your account falls under the 10% mandatory threshold, you will be sent a notification outlining your alternatives for dividend reinvestment. Please see Question 2 for more detailed information.

Optional Cash Investments:	After your enrollment in the Plan, you can buy additional common shares. You can invest a minimum of $25 to a maximum of $10,000 in any one month.

Source of Shares:	Initially, the administrator of the Plan will purchase our common shares directly from us as newly issued common shares. We may, at our election, also direct the Plan administrator to acquire shares for use under the Plan through open market transactions. Please see Question 10 for more detailed information.

Purchase Price:

Under the Plan, with respect to reinvested dividends and optional cash investments, the purchase price for our common shares that the administrator purchases directly from us will equal 100% of the average of the daily high and low sales prices for common shares reported by the New York Stock Exchange for the period of five trading days ending on the day of purchase. The purchase price for common shares purchased by the administrator in the open market will equal the weighted average purchase price paid for the shares on the relevant investment date. Please see Question 13 for more detailed information.

Optional cash investments of less than $25 and that portion of any optional cash investments that exceed $10,000 in a particular month will be returned to the participant without interest.

Administration and Plan Administrator:

AST initially will serve as the administrator and registered transfer agent of the Plan. You should send all correspondence with the administrator to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attention: Shareholder Relations Department

You should send all completed enrollment forms, payments and other documents for processing to:

American Stock Transfer & Trust Company, LLC

Wall Street Station

P.O. Box 922

New York, NY 10269-0560

Please mention Federal Realty Investment Trust and this Plan in all correspondence. You may call the Plan administrator at (718) 921-8283 or (877) 611-8039. Please see Question 5 for more detailed information.

Tracking Your Investment:

You will receive periodic statements of the transactions made in your Plan account. These statements will provide you with details of the transactions and will indicate the share balance in your Plan account. Please see Question 16 for more detailed information.

You may also track your Plan account through AST’s interactive voice response system (IVR) by calling (877) 611-8039, or over the Internet through AST’s website at www.astfinancial.com. You will need a password to access your Plan account information over the Internet. Please see Questions 6 and 14 for more detailed information.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, please consider the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, on file with the SEC, which is incorporated herein by reference, in addition to any risks and additional information included in this prospectus, in an applicable prospectus supplement and in any subsequent filing with the SEC that is incorporated herein by reference. The risks and uncertainties we have described are those we believe to be the principal risks that could affect us, our business or our industry, and which could result in a material adverse impact on our financial condition, results of operation or the market price of our securities. However, additional risks and uncertainties not currently known to us or that we currently deem immaterial may affect our business operations and the market price of our securities.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain statements that are not based on historical facts, including statements or information with words such as “may,” “will,” “could,” “should,” “plans,” “intends,” “expects,” “believes,” “estimates,” “anticipates,” “continues” and other similar words. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and the Private Securities Litigation Reform Act of 1995. In particular, the risk factors included and incorporated by reference into this prospectus describe forward-looking information. The risk factors, including those in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 11, 2021, describe risks that may affect these statements but are not exhaustive, particularly with respect to possible future events. Many things can happen that can cause actual results to be different from those we describe. These factors include, but are not limited to:

•	risks that our tenants will not pay rent, may vacate early or may file for bankruptcy, or that we may be unable to renew leases or re-let space at favorable rents as leases expire;

•

risks that we may not be able to proceed with or obtain necessary approvals for any redevelopment or renovation project, and that completion of anticipated or ongoing property redevelopment or renovation projects that we do pursue may cost more, take more time to complete or fail to perform as expected;

•

risk that we are investing a significant amount in ground-up development projects that may be dependent on third parties to deliver critical aspects of certain projects, requires spending a substantial amount upfront in infrastructure, and assumes receipt of public funding which has been committed but not entirely funded;

•

risks normally associated with the real estate industry, including risks that occupancy levels at our properties and the amount of rent that we receive from our properties may be lower than expected, that new acquisitions may fail to perform as expected, that competition for acquisitions could result in increased prices for acquisitions, that costs associated with the periodic maintenance and repair or renovation of space, insurance and other operations may increase, that environmental issues may develop at our properties and result in unanticipated costs, and, because real estate is illiquid, that we may not be able to sell properties when appropriate;

•	risks that our growth will be limited if we cannot obtain additional capital;

•	risks associated with general economic conditions, including local economic conditions in our geographic markets;

•

risks of financing on terms which are acceptable to us, our ability to meet existing financial covenants and the limitations imposed on our operations by those covenants, and the possibility of increases in interest rates that would result in increased interest expense;

•

risks related to the Company’s status as a real estate investment trust, commonly referred to as a REIT, for federal income tax purposes, such as the existence of complex tax regulations relating to the Company’s status as a REIT, the effect of future changes in REIT requirements as a result of new legislation, and the adverse consequences of the failure to qualify as a REIT; and

•

risks related to natural disasters, climate change and public health crises (such as the outbreak and worldwide spread of COVID-19), and the measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address them, may precipitate or materially exacerbate one or more of the above-mentioned risks, and may significantly disrupt or prevent us from operating our business in the ordinary course for an extended period.

Given these uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements or those contained in or incorporated by reference into this prospectus. We also make no promise to update any of the forward-looking statements, or to publicly release the results if we revise any of them.

USE OF PROCEEDS

We will use the net proceeds from the sale of common shares pursuant to the Plan, when and as received, to repay indebtedness, acquire additional properties, develop and redevelop existing properties, redeem any outstanding preferred shares and for working capital and general trust purposes. We have not yet determined the amount of the proceeds which will be devoted to any one of these purposes. We have no basis for estimating precisely either the number of common shares that ultimately may be sold pursuant to the Plan, or the prices at which such common shares will be sold.

THE PLAN

The Plan is set forth and explained in the following questions and answers.

Purpose

1. What is the purpose of the Plan?

The primary purpose of the Plan is to provide shareholders and other interested investors a convenient and economical way to reinvest all or a portion of their cash dividends in additional common shares. A secondary purpose is to provide us with additional funds from our sales of common shares under the optional cash investment feature of the Plan, which we will use as described under “Use of Proceeds.”

Participation Options

2. What are my investment options under the Plan?

By participating in the Plan, you may buy common shares through any of the following investment options:

•

Full Dividend Reinvestment. You may reinvest the cash dividends paid on all of your common shares in additional common shares. This option also permits you to make optional cash investments from $25 to $10,000 per month to buy additional common shares.

•

Partial Dividend Reinvestment. You may reinvest cash dividends paid on a number of your common shares in additional common shares. We will continue to pay you cash dividends on any common shares for which you do not elect dividend reinvestment, when and if such dividends are declared by our board of trustees. This option also permits you to make optional cash investments from $25 to $10,000 per month to buy additional common shares. The Plan administrator will report cost basis to both the participants in the Plan and the IRS. The common reporting method applicable to dividend reinvestment plans is the average basis method. In order to use this method, the plan requires shareholders to reinvest a minimum of 10% of their dividend each scheduled disbursement date. If your account falls under the 10% mandatory threshold, you will be sent a notification outlining your alternatives for dividend reinvestment.

•

Optional Cash Investment Only. You may choose not to reinvest any cash dividends paid on your common shares, but remain enrolled in the Plan in order to make optional cash investments from $25 to $10,000 per month to buy additional common shares. We will continue to pay you cash dividends, when and if declared by our board of trustees, on the common shares owned by you then or in the future, unless you designate the shares for reinvestment pursuant to the Plan.

You must select one of these three investment options when you enroll in the Plan. If you fail to make a selection, the administrator will enroll you in the “Full Dividend Reinvestment” option and will reinvest all dividends on all common shares registered in your name.

Benefits and Disadvantages

3. What are the benefits and disadvantages of the Plan?

Benefits

•	You will not pay brokerage commissions or service fees to purchase common shares through the Plan.

•

You will get the convenience of having all or a portion of your cash dividends automatically reinvested in additional common shares. Since the administrator will credit fractional common shares to your Plan account, you will receive full investment of your dividends and optional cash investments.

•	You may join without being a current shareholder.

•	Your share certificates will be held for safekeeping by the administrator, ensuring your protection against loss, theft or destruction of the certificates representing your common shares.

•

You will simplify your record keeping by receiving periodic statements which will reflect all current activity in your Plan account, including purchases, sales and latest balances, and you may track your Plan account by accessing AST’s IVR telephone system or Internet website.

•

You will have the flexibility of making optional cash investments from $25 to $10,000 in any one month to buy additional common shares. You may make these optional cash investments on a regular or occasional basis by check, money order or electronic fund transfer.

•	At any time, you may direct the administrator to sell or transfer all or a portion of the common shares held in your Plan account.

Disadvantages

•	Without giving you prior notice, we may direct the administrator to buy common shares under the Plan either directly from us or in open market transactions.

•

You will be treated for federal income tax purposes as receiving a distribution equal to the fair market value of the common shares credited to your account as a result of the reinvestment of cash dividends. In addition, we will pay all brokerage commissions or service fees incurred if the administrator buys shares on the open market for use with the Plan. In that case, you will be treated for federal income tax purposes as receiving an additional distribution equal to your pro rata share of these commissions or fees. The distributions will be taxable as a dividend to the extent of our current and accumulated earnings and profits. Accordingly, you may have a tax liability without a corresponding distribution of cash with which to pay the liability when it comes due.

•

You may not know the actual number of common shares that the administrator of the Plan buys for your account until after the applicable “investment date,” as described in more detail under Question 11.

•	The price paid for the shares on any date may be greater than the price at which shares are then trading.

•	Sales of common shares held in your Plan account may take up to five business days to process.

•	You will pay brokerage commissions or trading and transaction fees on the sale of common shares held in your Plan account.

•	The administrator will not pay interest on funds that it holds pending reinvestment or investment.

•	You may not pledge common shares deposited in your Plan account unless you withdraw the common shares from the Plan.

Eligibility

4. Who is eligible to participate in the Plan?

All shareholders are eligible to participate in the Plan. If you are a shareholder and your common shares are registered in a name other than your own (e.g., in the name of a broker, bank or nominee) and you want to participate, you may either make appropriate arrangements for your broker, bank or nominee to become a participant or you may become a shareholder of record by having a part or all of your common shares transferred to your own name. A broker, bank or other nominee who wishes to participate in the Plan may do so but only with respect to all common shares held by the broker, bank or nominee.

If you are an interested investor, but not yet a shareholder, you may use the Plan to make your initial purchase of at least $250 of common shares. This initial purchase would enable you to participate in both the optional cash investment and dividend reinvestment portions of the Plan. Please note that regulations in certain countries may limit or prohibit participation in services provided under this type of Plan. Therefore, persons residing outside of the United States are responsible for complying with any such regulations. We and the Plan’s administrator reserve the right to prohibit or terminate participation of any shareholder or prospective shareholder if deemed necessary or advisable under any applicable laws or regulations.

Exclusion from Plan for short-term trading or other practices. You should not use the Plan to engage in short-term trading activities that could change the normal trading volume of the common shares. If you do engage in short-term trading activities, we may prevent you from participating in the Plan. We reserve the right to modify, suspend or terminate participation in the Plan, by otherwise eligible holders of common shares, in order to eliminate practices which are, in our sole discretion, not consistent with the purpose or operation of the Plan or which adversely affect the price of the common shares. In addition to short-term trading activities, we reserve the right to prevent you from participating in the Plan for any other reason. It is in our sole discretion to exclude you from or terminate your participation in the Plan.

Administration

5. Who administers the Plan for the participants?

AST administers the Plan and acts as agent for the participants. You should send all correspondence concerning the Plan to: Federal Realty Investment Trust, c/o American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219, Attention: Shareholder Relations Department. You should send all completed enrollment forms, payments and other documents to Federal Realty Investment Trust, c/o American Stock Transfer & Trust Company, LLC, Wall Street Station, P.O. Box 922, New York, NY 10269-0560. Should you have any questions regarding the Plan or your Plan account, you may call AST at (718) 921-8283 or (877)  611-8039.

Participation

6. How does a shareholder enroll and participate in the Plan?

If you are not already a participant in the Plan, you may enroll by completing the attached authorization card and mailing it to AST or by following the enrollment procedures specified on AST’s website at www.astfinancial.com . If you have questions, please contact AST at (718) 921-8283 or (877) 611-8039.

Once enrolled, there are three ways that you can process transactions for your account. You can:

1. Utilize AST’s website at www.astfinancial.com. You will be able to process the following transactions online:

• Set up an account	• Sell shares

• Make additional purchases	• Terminate your participation in the Plan

• Change your investment options	• Request a certificate for (non-fractional) shares held in your Plan account

2. Utilize AST’s Interactive Voice Response System (IVR) by calling AST at (877) 611-8039. You will be able to process the following transactions through the IVR system:

•	Sell shares

•	Request a certificate for (non-fractional) shares held in your Plan account

•	Terminate participation in the Plan

3. Utilize the Transaction Request Form attached to the bottom of your statement and mail it to:

American Stock Transfer & Trust Company, LLC

Wall Street Station

P.O. Box 922

New York, NY 10269-0560

By utilizing the Transaction Request form you will be able to do the following:

•	Make additional purchases

•	Sell shares

•	Deposit shares for safekeeping

•	Request a certificate for (non-fractional) shares held in your Plan account

•	Terminate your Plan account

If you are not presently a shareholder, you may enroll and make your initial investment through the Plan. To make this initial investment, include with your authorization card a check or money order drawn on a U.S. bank for a minimum of $250, or such greater amount you may specify (up to the maximum monthly amount of $10,000) made out to “American Stock Transfer and Trust Co./FRT.” Or, if you enroll by following the procedures specified on AST’s website, you may make your initial investment by wire transfer as described more fully in the answer to Question 14.

7. When may a shareholder join the Plan?

Shareholders may join the Plan at any time. If the authorization card or online enrollment is received by AST on or before the record date for the payment of the next dividend, reinvestment will begin with that dividend. If the authorization card or online enrollment is received in the period between any dividend record date and payment date, that dividend will be paid in cash and the shareholder’s initial dividend reinvestment will begin with the next dividend.

Optional cash investments may be made at any time. See Question 14 for a description of when and how amounts received will be invested in our common shares.

8. How may a participant change options under the Plan?

As a participant, you may change investment options or modify the number of common shares designated under the Partial Dividend Reinvestment option at any time by completing a new authorization card and returning it to AST at the address set forth on the authorization card. You may also process these types of transactions through AST’s Internet website and its IVR system, as described in Question 6, above. Any such change will become effective as of the dividend record date following the date the authorization card is received by AST or the IVR or Internet request has been processed by AST. See Question 2 above for a discussion regarding the Partial Dividend Reinvestment option.

Costs

9. What costs do participants pay for their purchases of shares under the Plan?

None. There are no brokerage commissions or service fees on purchases. We will pay all costs of administration of the Plan, except that participants may incur certain costs in connection with their withdrawal from the Plan if they direct AST to sell their common shares.

Purchases and Optional Cash Investments

10. What is the source of the shares purchased under the Plan?

Initially, common shares purchased under the Plan will come from our legally authorized but unissued common shares. We may, however, in our sole discretion, direct the administrator to obtain common shares for sale through the Plan in open market purchases.

11. When will dividends and optional cash investments be invested in shares?

If we are using newly issued common shares, dividends will be reinvested on the same day as we pay our cash dividends to shareholders not participating in the Plan. The record dates for our dividend payments typically have preceded the dividend payment dates by approximately two to four weeks. We have historically paid dividends on or about January 15, April 15, July 15 and October 15 of each year. We cannot assure you that we will continue to pay dividends according to this schedule, and nothing in the Plan obligates us to do so. Neither we nor the administrator will be liable if conditions, including our obligation to comply with the rules and regulations of the SEC, prevent the administrator from buying common shares or interfere with the timing of purchases.

We pay dividends as and when declared by our board of trustees. We cannot assure you that we will declare or pay a dividend in the future, and nothing contained in the Plan obligates us to do so. The Plan does not represent a guarantee of future dividends. Optional cash investments will be invested as of the 1st and 15th of each month, or the next business day if the 1st or the 15th is not a business day. If the administrator is buying common shares for the Plan through open market purchases, the administrator will reinvest dividends or make optional cash investments as soon as practicable on or after the regular investment date.

12. How many shares will be purchased with a participant’s dividends and optional cash investments?

The number of full and fractional common shares (calculated to three decimal places) purchased with a participant’s dividends and optional cash investments will be determined by dividing the aggregate amount of dividends and voluntary cash payments, if any, by the applicable purchase price of common shares.

13. What will be the price for shares purchased under the Plan?

The price of common shares purchased directly from us with reinvested cash dividends and with optional cash investments will equal 100% of the average of the daily high and low sales prices for our common shares (as published in The Wall Street Journal report of New York Stock Exchange—Composite Transactions) for the period of five trading days ending on the applicable investment date or, if the New York Stock Exchange is closed on the investment date, the five trading days immediately preceding the investment date.

If the administrator purchases common shares in the open market, then the purchase price for common shares will be the weighted average purchase price paid by the administrator for the shares on the applicable investment date. In that case, we will pay any brokerage commissions or service fees incurred by the administrator in making the open market purchases. The administrator will purchase the shares as soon as is practical on or after an investment date.

14. How does a participant make optional cash investments?

Existing shareholders and interested investors can make an optional cash investment when joining the Plan by enclosing a check or money order with your authorization card. Thereafter, optional cash payments should be mailed with the tear-off portion of your account statement or your purchase transaction advice mailed to you after a purchase is completed by the Plan administrator. Optional cash payments may also be transacted online by logging on to www.astfinancial.com. Enter your ten digit account number (provided to you in your account statement) and the last four digits of your social security number. You may then complete your optional cash investment confirmation in two simple steps. For first-time investors (non-registered holders) the minimum initial investment is $250.00. For existing investors who have shares already registered in their names, the minimum investment is $25.00. The maximum investment for existing or new investors is $10,000.00 in any given month.

To make your initial payment, you should mail a check, money order or automatic funds transfer election with an executed authorization card to the agent at the address set forth below. After an authorization card has been received by the agent, optional cash investments may be made by mailing a check, money order or by automatic funds transfer together with a properly executed copy of the form for such purpose which will accompany the account statement sent to participants. All checks and money orders must be payable to “American Stock Transfer and Trust Co./FRT.” Do not send cash. Optional cash investments must be received five business days prior to a particular investment date, and checks or other drafts must clear prior to such investment date, for an optional cash investment to be invested on such investment date. If a check submitted is returned to the Plan administrator as “unpaid,” the Plan administrator will resell the shares just purchased and liquidate additional shares, if necessary, to reimburse itself for any fees or loss incurred when reselling from your account.

You are also allowed to make automatic monthly purchases for a constant dollar value by instructing the Plan administrator to electronically debit and transfer funds from your bank. You may also purchase additional shares online by logging onto www.astfinancial.com. Please enter your bank account number and the bank’s ABA number for an investment of not less than $250.00 if you are a new investor or $25.00 if you already have an account with AST. The maximum amount of each of your investments in a given month may not exceed $10,000.00.

Common shares purchased with optional cash investments will be held by the administrator and credited to your account under the Plan. Thereafter, dividends on such common shares will automatically be fully or partially reinvested in additional common shares or paid in cash, depending upon the investment option selected, unless such common shares are withdrawn from the Plan.

Payments should be mailed to American Stock Transfer & Trust Company, LLC, Wall Street Station, P.O. Box 922, New York, NY 10269-0560. Optional cash investments which are received by the agent after the investment date will be applied to the purchase of common shares on the next following investment date. On written request from a participant, the administrator will return any uninvested voluntary cash payments if the administrator receives the request at least 72 hours prior to the investment date. Funds held by the administrator will not earn interest pending investment or return.

15. Are there any limitations on optional cash investments?

Yes. A participant may not make optional cash investments of less than $25 or more than $10,000 per month. Any amounts less than $25 or in excess of $10,000 received by the administrator in any given month from a participant will be returned to the participant, without interest.

Reports

16. What reports will participants receive?

Following each purchase of common shares for a participant under the Plan, the administrator will mail a statement of account showing the amounts invested, the number of common shares purchased, and the purchase price on the investment date. These statements should be retained for income tax purposes. During the year participants will receive copies of the same materials sent to all shareholders, including our annual reports, proxy statements and other information concerning annual shareholder meetings.

Dividends

17. Will dividends be paid on shares held in participants’ accounts under the Plan?

Yes. Dividends for all full and fractional Plan common shares will be paid to participants. You can reinvest all, a portion or none of the dividends in additional common shares depending on the investment option you elect. See Question 2 for more details regarding your investment options.

Certificates for Shares

18. Do participants receive certificates for shares purchased under the Plan?

No. The administrator holds all shares for participants in book-entry form. Instead of certificates for your shares, you will receive a quarterly dividend reinvestment statement which reflects all activity in your account.

This complimentary custodial service provides protection against loss, theft or destruction of share certificates.

19. What are the consequences if a participant requests certificates?

You may at any time request the administrator to send certificates for any full common shares credited to your account. A request for a certificate for whole common shares does not terminate participation in the Plan as long as you remain in the Plan and own, either directly or under your Plan account, one full common share. Any fractional common share balance will continue to be maintained to the credit of the participant’s account.

20. In whose name will certificates be registered when issued?

When issued, certificates for full common shares will be registered in the name in which your Plan account is maintained. For holders of record, this generally will be the name in which common share certificates are registered at the time you enroll in the Plan.

21. May shares in a Plan account be pledged?

No. If you want to pledge common shares credited to your Plan account, you must withdraw those common shares from your Plan account.

Withdrawal from the Plan

22. When may a participant withdraw from the Plan?

A participant may withdraw from the Plan at any time by accessing AST’s Internet website at www.astfinancial.com, by using AST’s IVR telephone system or by written request to American Stock Transfer & Trust Company, LLC, Wall Street Station, P.O. Box 922, New York, NY 10269-0560. Any voluntary cash payments sent to the administrator prior to a withdrawal request will be invested in common shares. Whenever a participant no longer owns common shares directly and owns less than one full common share under the Plan, the administrator is authorized to withdraw the participant from the Plan.

23. What happens after a participant withdraws from the Plan?

When a participant withdraws from the Plan, or upon termination of the Plan by the Company, a certificate for the full common shares held in the participant’s Plan account and cash for any fractional common share held in that account will be mailed to the participant.

Upon withdrawal from the Plan, you may request the administrator to sell all of your common shares in the Plan account. In that case, the sale will be made as promptly as possible after processing the withdrawal request, and the administrator will pay you the proceeds of the sale, less any applicable brokerage commission or charge.

After withdrawal from the Plan has become effective, you will receive all dividends in cash unless and until you rejoin the Plan.

24. What happens to a participant’s fractional share upon withdrawal from the Plan or if the Plan is terminated?

When a participant withdraws from the Plan, or if the Plan is terminated by us, a cash adjustment representing any fraction of a common share then credited to the participant’s Plan account will be paid. The cash payment will be based upon the closing price of the common shares, on the day the withdrawal request is received or on the day the Plan is terminated.

25. When may a shareholder rejoin the Plan?

Generally, a shareholder may again become a participant at any time. However, we may, in our sole discretion, prevent a shareholder from participating in the Plan, as described in more detail under Question 4.

Other Information

26. What happens when a participant sells or transfers some or all of the shares registered in his or her name?

If you dispose of all or a portion of the common shares that you hold, the administrator will continue to reinvest dividends on common shares credited to your Plan account in additional common shares unless and until a request to withdraw such common shares from your Plan account is received by the administrator in writing or through AST’s website or IVR system.

If you dispose of a portion of your common shares and you have directed the administrator to reinvest dividends on some of your common shares (e.g., Partial Dividend Reinvestment), you should provide new instructions to the administrator in writing or through AST’s website or IVR system on how to handle your account. If the administrator does not receive new instructions, it may, in its discretion, pay cash dividends on all of your remaining common shares.

27. What effect does the disposal of all shares held directly by a participant have on a participant’s Plan account?

None, as long as you have at least one full common share in your Plan account. Dividends on your Plan common shares and any optional cash investments would continue to be invested under the Plan in additional common shares.

28. What happens if we issue a share dividend, declare a share split, have a rights offering or propose to engage in an extraordinary transaction?

Any share dividends or split common shares distributed by us on common shares held in the Plan will be credited to each participant’s account. Transaction processing may be curtailed or suspended until the completion of any share dividend, share split, rights offering or extraordinary transaction.

29. How will a participant’s Plan shares be voted at annual or special meetings of shareholders?

You will receive a proxy to vote the number of full common shares held in your Plan account. Fractional common shares in Plan accounts will not be voted. The common shares in the Plan account may only be voted by proxy and not in person at the meeting. As permitted under applicable law, if no instructions are indicated on a properly signed and returned proxy card, a participant’s common shares in the Plan account will be voted in accordance with the recommendations of our management. If the proxy card is not returned or is returned unsigned, the participant’s common shares will not be voted. Common shares held by you outside of the Plan may be voted by proxy or in person at the meeting.

30. What are the federal income tax consequences of participation in the Plan?

The following is a description of the material federal income tax consequences of participation in the Plan. The following discussion is for general information only and does not constitute tax advice. This discussion does not reflect every possible tax outcome or consequence that could result from participation in the Plan and does not discuss your tax consequences if you are a non-U.S. person or are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended, or the Code. You should consult your own tax advisor to determine the tax consequences particular to your situation, including any applicable state, local or foreign tax consequences.

Amounts Treated as a Distribution. Generally, a Plan participant will be treated as having received a distribution with respect to its common shares for federal income tax purposes in an amount determined as described below.

•

If the administrator uses cash dividends that the participant has elected to have reinvested to purchase common shares directly from us, the participant will be treated as receiving a distribution from us equal to the fair market value on the date of distribution of the common shares purchased on behalf of the participant. For federal income tax purposes, the fair market value of shares acquired under the Plan will likely be treated as equal to the average of the high and low sale prices of shares on the related investment date.

•

If the administrator uses cash dividends that the participant has elected to have reinvested to purchase common shares on the open market, the participant will be treated for federal income tax purposes as having received a distribution from us equal to the price paid for the common shares, including all brokerage commissions or service fees paid by us.

•

A participant who makes an optional cash investment through the Plan will be treated as receiving a distribution from us for a pro rata amount of brokerage commissions or service fees paid by us if common shares are purchased on the open market.

•

Newly-enrolled participants who are making their initial investment in our shares through the Plan’s optional cash investment feature and therefore are not currently shareholders of our common shares should not be treated as receiving a distribution from us.

In the situations described above, a shareholder may be treated as receiving a distribution from us even though no cash distribution is actually received. These distributions will be taxable in the same manner as all other distributions by us, as described below under “Material Federal Income Tax Considerations—Taxation of Taxable U.S. Shareholders,” “—Taxation of Tax-Exempt U.S. Shareholders” and “—Taxation of Non-U.S. Shareholders,” as applicable.

Based on a series of private rulings issued by the IRS, we intend to take the position that administrative expenses of the plan paid by us are not considered to be distributions to participants.

Basis and Holding Period in Shares Acquired Pursuant to the Plan. The tax basis for common shares acquired by reinvesting cash distributions through the Plan generally will equal the fair market value of the common shares on the date of distribution, plus any brokerage commissions or service fees paid by us if the shares are purchased on the open market. The holding period for shares acquired by reinvesting cash distributions will begin on the day following the date of distribution.

The tax basis in common shares acquired through an optional cash investment generally will equal the cost paid by the participant in acquiring the common shares, plus any brokerage commissions or service fees paid by us if the shares are purchased on the open market. The holding period for the shares purchased through the optional cash investment feature of the Plan generally will begin on the day the shares are purchased for the participant’s account.

Withdrawal or Disposition of Shares from the Plan. When participants withdraw shares from the Plan and receive whole shares, they will not realize any taxable income. However, if they receive cash for a fraction of a share, they will be required to recognize gain or loss with respect to that fraction of a share. Participants also will be required to recognize gain or loss whenever shares are sold either pursuant to a request to the administrator or by the participant after the shares are withdrawn from the Plan. Generally, the amount of gain or loss that a participant will be required to recognize will be the difference between the amount received for the shares and the participant’s tax basis in those shares.

Effect of Withholding Requirements. Withholding requirements generally applicable to distributions from us will apply to all amounts treated as distributions pursuant to the Plan. See the discussion below under “Material Federal Income Tax Considerations—Taxation of Taxable U.S. Shareholders—Information Reporting and Backup Withholding,” and “—Taxation of Non-U.S. Shareholders—Information Reporting and Backup Withholding,” as applicable. All withholding amounts will be withheld from distributions before the distributions are reinvested under the Plan. Therefore, if a U.S. shareholder is subject to withholding, distributions which would otherwise be available for reinvestment under the Plan will be reduced by the withholding amount.

Tax Considerations Relating to Ownership of Common Shares. New investors and current investors should consult the general discussion under the caption “Material Federal Income Tax Considerations” on page 16 for a summary of federal income tax considerations related to the ownership of our common shares acquired under the Plan.

31. May the Plan be changed or discontinued?

While we hope to continue the Plan indefinitely, we reserve the right to suspend or terminate the Plan at any time. We also reserve the right to make modifications to the Plan. Participating shareholders will be informed of any such suspension, termination or modification.

32. What is the responsibility of the administrator and us under the Plan?

The administrator receives the participants’ dividends and optional payments, reinvests such receipts in additional common shares, maintains records of each participant’s account, holds in a nominee name all common shares purchased for participants, and advises participants as to all transactions in and the status of their accounts.

Neither we nor the administrator nor its nominees shall have any liability for any act done in good faith or for any good faith omission to act in connection with the Plan for sales or purchases, including without limitation, any claim or liability arising out of failure to terminate a participant’s account upon his death prior to receipt of written notice of death, nor shall they have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan.

33. Who bears the risk of market price fluctuations in the common shares?

Your investment in common shares held in a Plan account is no different than an investment in directly held common shares in this regard. You bear the risk of loss and the benefits of gain from market price changes for all of your common shares.

Neither we nor the administrator can guarantee that common shares purchased under the Plan will, at any particular time, be worth more or less than their purchase price.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following section summarizes the material federal income tax issues that you may consider relevant relating to our taxation as a REIT under the Code, and the acquisition, ownership, and disposition of our common shares. In this section, references to the “Company,” “we,” “us,” “our” and “ours” refer only to Federal Realty Investment Trust and not to the Partnership or its subsidiaries unless the context requires otherwise.

Because this section is a summary, it does not address all of the tax issues that may be important to you. For example, the discussion of the tax treatment of our shareholders addresses only common shares held as capital assets (generally property held for investment) within the meaning of Section 1221 of the Code. This discussion is based on current law and does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a prospective shareholder in light of its particular circumstances. In addition, this section does not address the tax issues that may be important to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as financial institutions, brokers, dealers in securities and commodities, insurance companies, former U.S. citizens or long-term residents, regulated investment companies, real estate investment trusts, tax-exempt organizations (except to the extent discussed in “— Taxation of Tax-Exempt U.S. Shareholders” below), controlled foreign corporations, passive foreign investment companies, persons that acquire shares in connection with employment or other performance of personal services, persons subject to the alternative minimum tax, beneficial owners of shares subject to the special tax accounting rules under Section 451(b) of the Code, persons that are, or that hold their shares through, partnerships or other pass-through entities, United States persons within the meaning of Section 7701(a)(30) of the Code (“United States persons”) whose functional currency is not the U.S. dollar, persons that hold shares as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes, persons that purchase or sell shares as part of a wash sale for tax purposes, or non-U.S. individuals and foreign corporations (except to the extent discussed in “— Taxation of Non-U.S. Shareholders” below). In addition, this discussion is general in nature and is not exhaustive of all possible tax considerations, nor does it address any aspect of state, local or foreign taxation or any U.S. federal tax other than the income tax and, only to the extent specifically provided herein, certain excise taxes potentially applicable to REITs.

This summary is based upon the Code, the regulations of the U.S. Department of Treasury (“Treasury”) promulgated thereunder and judicial and administrative rulings now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect.

If a partnership, including an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of our shares, the treatment of the partnership, and partners in the partnership, will generally depend on the status of the partner and the activities of the partnership. Partnerships holding shares, and partners in such partnerships, should consult their tax advisors with regard to the U.S. federal income tax treatment of an investment in our shares.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES, OUR ELECTION TO BE TAXED AS A REIT AND THE EFFECT OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company

The statements in this section are based on the current federal income tax laws governing our qualification as a REIT. We cannot assure you that new laws, interpretations of laws or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

The Predecessor elected to be taxed as a REIT under the federal income tax laws when it filed its 1962 federal income tax return and was organized and operated in a manner intended to qualify as a REIT. We have been organized in a manner intended to qualify as a REIT and we intend to operate in a manner to qualify as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

In the opinion of our tax counsel, Pillsbury Winthrop Shaw Pittman LLP, (i) the Predecessor qualified as a REIT under Sections 856 through 860 of the Code with respect to each of its taxable years ended through December 31, 2021; and (ii) we are organized in conformity with the requirements for qualification as a REIT under the Code and our current and proposed method of operation and ownership will enable us to meet the requirements for qualification and taxation as a REIT for the current taxable year and for future taxable years, provided that we and the Predecessor have operated and we continue to operate in accordance with various assumptions and factual representations made by us concerning our diversity of share ownership, business, properties and operations. The Predecessor may not, however, have met, and we may not continue to meet, such requirements. You should be aware that opinions of counsel are not binding on the Internal Revenue Service (“IRS”) or any court. Our qualification as a REIT depends on the Predecessor having met and our ability to meet, on a continuing basis, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income earned from specified sources, the percentage of assets that fall within certain categories, the diversity of the ownership of the Predecessor’s and our shares, and the percentage of earnings distributed. We describe the current REIT qualification tests in more detail below. Pillsbury Winthrop Shaw Pittman LLP will not monitor our compliance with the requirements for REIT qualification on an ongoing basis. Accordingly, our actual operating results may not satisfy the qualification tests. Pillsbury Winthrop Shaw Pittman LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which would require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax treatment of us and our shareholders if we fail to qualify as a REIT, see “— Requirements for REIT Qualification — Failure to Qualify.”

As a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders as a result of a deduction we receive for such distributions (the “dividends paid deduction”). The benefit of that tax treatment is that it avoids the “double taxation” (i.e., at both the corporate and shareholder levels) that generally results from owning shares in a subchapter C corporation. However, we will be subject to federal tax in the following circumstances:

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we will pay federal income tax on taxable income (including net capital gain) that we do not distribute to our shareholders during, or within a specified time period after, the calendar year in which the income is earned;

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we will pay income tax at the highest corporate rate on (i) net income from the sale or other disposition of property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business and (ii) other non-qualifying income from foreclosure property;

•

we will pay a 100% tax on net income from certain sales or other dispositions of property (other than foreclosure property) that we hold primarily for sale to customers in the ordinary course of business (“prohibited transactions”);

•	our subsidiaries that are C corporations, including our “taxable REIT subsidiaries,” generally will be required to pay federal corporate income tax on their earnings;

•	we will pay a 100% excise tax on transactions with a “taxable REIT subsidiary” that are not conducted on an arm’s-length basis;

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if we fail to satisfy the 75% gross income test or the 95% gross income test (as described below under “—Requirements for REIT Qualification — Income Tests”), but nonetheless continue to qualify as a REIT because we meet certain other requirements, we will pay a 100% tax on (i) the gross income attributable to the greater of the amount by which we fail, respectively, the 75% or 95% gross income test, multiplied, in either case, by (ii) a fraction intended to reflect our profitability;

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if we fail, in more than a de minimis fashion, to satisfy one or more of the asset tests for any quarter of a taxable year, but nonetheless continue to qualify as a REIT because we qualify under certain relief provisions, we may be required to pay a tax of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset test;

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if we fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect, but we would also be required to pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements;

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if we fail to distribute during a calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will pay a nondeductible 4% excise tax on the excess of such required distribution over (A) the amount we actually distributed, plus (B) retained amounts on which corporate-level tax was paid by us;

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we may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with the rules relating to the composition of a REIT’s shareholders;

•	we may elect to retain and pay income tax on our net long-term capital gain; or

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if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a merger or other transaction in which we acquire a “carryover” basis in the asset (i.e., basis determined by reference to the C corporation’s basis in the asset (or another asset)) and no election is made for the transaction to be taxable on a current basis, then if we recognize gain on the sale or disposition of such asset during the 5-year period after we acquire such asset, we will pay tax at the highest regular corporate rate applicable on the lesser of (i) the amount of gain that we recognize at the time of the sale or disposition and (ii) the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset.

Requirements for REIT Qualification

To qualify as a REIT, we must meet the following requirements:

1.	we are managed by one or more trustees or directors;

2.	our beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3.	we would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

4.	we are neither a financial institution nor an insurance company subject to certain provisions of the Code;

5.	at least 100 persons are beneficial owners of our shares or ownership certificates;

6.

not more than 50% in value of our outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year (the “5/50 Rule”);

7.

we elect to be a REIT (or have made such election for a previous taxable year) and satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

8.	we use a calendar year for federal income tax purposes and comply with the record keeping requirements of the Code and the related regulations of the Treasury; and

9.	we meet certain other qualification tests, described below, regarding the nature of our income and assets and the amount of our distributions to shareholders.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated the 5/50 Rule, we will be deemed to have satisfied the 5/50 Rule for such taxable year. For purposes of determining share ownership under the 5/50 Rule, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit-sharing trust under Code Section 401(a), and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of the 5/50 Rule.

We believe we have issued sufficient shares with sufficient diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our declaration of trust restricts the ownership and transfer of our shares so that we should continue to satisfy requirements 5 and 6. The provisions of our declaration of trust restricting the ownership and transfer of our shares are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 under the caption “Risk Factors – To maintain our status as a REIT, we limit the amount of shares any one shareholder can own.”

We currently have no direct corporate subsidiaries but may have corporate subsidiaries in the future. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A qualified REIT subsidiary is a corporation, all the capital shares of which are owned by the parent REIT, unless we and the subsidiary have jointly elected to have it treated as a “taxable REIT subsidiary.” A REIT is not treated as directly holding the assets of a taxable REIT subsidiary or as directly receiving any income that the taxable REIT subsidiary earns. Rather, the stock issued by each of our taxable REIT subsidiaries is an asset in our hands, and we generally recognize as income the dividends, if any, that we receive from our taxable REIT subsidiaries. A taxable REIT subsidiary is treated separately from us and will be subject to federal corporate income taxation. In contrast, in applying the requirements described herein, any qualified REIT subsidiary of ours will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit. Accordingly, any qualified REIT subsidiaries we could have in the future would not be subject to federal corporate income taxation, though they might be subject to state and local taxation.

An unincorporated domestic entity, such as a partnership or limited liability company, that has a single beneficial owner generally is not treated as an entity separate from its owner for federal income tax purposes. Similar to a qualified REIT subsidiary, all assets, liabilities, and items of income, deduction, and credit of such a disregarded entity are treated as assets, liabilities, and items of income, deduction, and credit of the owner. Initially, the Partnership will be treated as a disregarded entity for federal income tax purposes (but not necessarily for other tax purposes such as employment and excise taxation) because we initially own 100% of the interests in the Partnership, either directly or indirectly through other disregarded entities. We may in the future admit other partners to the Partnership in property contribution transactions, at which time the Partnership will become a partnership for federal income tax purposes, with the consequences described below.

An unincorporated domestic entity, such as a partnership or a limited liability company, with two or more beneficial owners is generally treated as a partnership for federal income tax purposes and the owners are treated as partners for such purposes. For purposes of this discussion as it relates to federal income tax status, references to “partnership” also include a limited liability company treated as a partnership for U.S. federal income tax purposes, and references to “partner” include a member in such a limited liability company. A REIT is treated as owning its proportionate share of the assets of any partnership in which it is a partner and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, once the Partnership becomes a regarded entity and a partnership for federal income tax purposes, our proportionate share of the assets and items of income of the Partnership and any other partnership in which we have acquired or will acquire an interest, directly or indirectly (a “Subsidiary Partnership”), are treated as our assets and gross income for purposes of applying the various REIT qualification requirements. Generally, except where the context indicates otherwise, references to the Partnership in this discussion will include Subsidiary Partnerships, although until the Partnership becomes regarded the Partnership will follow the disregarded entity rules described in the prior paragraph while the existing Subsidiary Partnerships that are currently regarded entities will be treated as partnerships. Our proportionate share of an entity treated as a partnership is generally determined, for REIT purposes, based on our percentage interest in partnership equity capital, subject to special rules relating to the 10% asset test described below.

We have control of the Partnership and, through the Partnership, intend to control any Subsidiary Partnerships, and we intend to operate them in a manner consistent with the requirements for our qualification as a REIT. However, the Partnership may from time to time be a limited partner or non-managing member in some of the Subsidiary Partnerships. If a Subsidiary Partnership in which the Partnership owns an interest but does not have control takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to have the Partnership dispose of its interest in such entity. In addition, it is possible that a Subsidiary Partnership could take an action which could cause us to fail a gross income or asset test and that we would not become aware of such action in time for the Partnership to dispose of its interest in the Subsidiary Partnership or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were able to qualify for a statutory REIT “savings” provision, which could require us to pay a significant penalty tax to maintain our REIT qualification.

Income Tests. We must satisfy two gross income tests annually to maintain our qualification as a REIT:

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At least 75% of our gross income (excluding gross income from prohibited transactions, cancellation of indebtedness, certain real estate liability hedges, and certain foreign currency hedges entered into, and certain recognized real estate foreign exchange gains) for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income (the “75% gross income test”). Qualifying income for purposes of the 75% gross income test includes “rents from real property,” interest on debt secured by mortgages on real property or on interests in real property, gain from the sale of real estate assets other than debt instruments of “publicly offered” REITs (REITs that are required to file annual and periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934) that qualify as real estate assets solely for that reason, and dividends or other distributions on and gain from the sale of shares in other REITs; and

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At least 95% of our gross income (excluding gross income from prohibited transactions, cancellation of indebtedness, certain real estate liability hedges, and certain foreign currency hedges entered into, and certain recognized passive foreign exchange gains) for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities, or any combination of the foregoing (the “95% gross income test”). In general, interest from any of our taxable REIT subsidiaries is qualifying income for purposes of the 95% gross income test, but is not qualifying income for purposes of the 75% gross income test unless such interest derives from debt secured by real property.

The following paragraphs discuss the specific application of these tests to us.

Rental Income. The Partnership’s primary source of income derives from leasing properties. There are various limitations on whether rent that the Partnership receives from real property that it owns and leases to tenants will qualify as “rents from real property” (which is qualifying income for purposes of the 75% and 95% gross income tests) under the REIT tax rules:

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If the rent is based, in whole or in part, on the income or profits of any person although, generally, rent may be based on a fixed percentage or percentages of receipts or sales, the rent will not qualify as “rents from real property.” Our leases provide for either fixed rent, sometimes with scheduled escalations, or a fixed minimum rent and a percentage of gross receipts in excess of some threshold. The Partnership has not entered into any lease based in whole or part on the net income of any person and on an ongoing basis will use its best efforts to avoid entering into such arrangements unless, in either instance, we have determined or we determine in our discretion that such arrangements will not jeopardize our status as a REIT;

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Except in certain limited circumstances involving taxable REIT subsidiaries, if we or someone who owns 10% or more of our shares owns 10% or more of a tenant from whom the Partnership receives rent, the tenant is deemed a “related party tenant,” and the rent paid by the related party tenant will not qualify as “rents from real property.” Our ownership and the ownership of a tenant is determined based on direct, indirect and constructive ownership. The constructive ownership rules generally provide that if 10% or more in value of our shares are owned, directly or indirectly, by or for any person, we are considered as owning the shares owned, directly or indirectly, by or for such person. The applicable attribution rules, however, are highly complex and difficult to apply, and the Partnership may inadvertently enter into leases with tenants who, through application of such rules, will constitute “related party tenants.” In such event, rent paid by the related party tenant will not qualify as “rents from real property,” which may jeopardize our status as a REIT. We believe that the Partnership has not leased property to any related party tenant, except where it may rent to certain taxable REIT subsidiaries as described below, or where we have determined in our discretion that the rent received from such related party tenant is not material and will not jeopardize our status as a REIT. On an ongoing basis, we will use our best efforts to ensure that the Partnership does not rent any property to a related party tenant (taking into account the applicable constructive ownership rules), unless we determine in our discretion that the rent received from such related party tenant will not jeopardize our status as a REIT;

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In the case of certain rent from a taxable REIT subsidiary which would, but for this exception, be considered rent from a related party tenant, the space leased to the taxable REIT subsidiary must be part of a property at least 90% of which is rented to persons other than taxable REIT subsidiaries and related party tenants, and the amounts of rent paid to the Partnership by the taxable REIT subsidiary must be substantially comparable to the rents paid by such other persons for comparable space. On an ongoing basis we use and will use our best efforts to ensure that all space leased to our taxable REIT subsidiaries by the Partnership meets these conditions, unless we determine in our discretion that the related party rent received from a taxable REIT subsidiary will not jeopardize our status as a REIT;

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If the rent attributable to any personal property leased in connection with a lease of property is more than 15% of the total rent received under the lease, all of the rent attributable to the personal property will fail to qualify as “rents from real property.” If the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. In general, the Partnership has not leased a significant amount of personal property under its current leases. If any incidental personal property has been leased, we believe that rent under each lease from the personal property has been no more than 15% of total rent from that lease, and on an ongoing basis we will use our best efforts to avoid having the Partnership lease personal property in connection with a future lease except where rent from the personal property is no more than 15% of total rent from that lease, unless, in either instance, we have determined or we determine in our discretion that the amount of disqualified rent attributable to the personal property will not jeopardize our status as a REIT; and

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In general, if the Partnership furnishes or renders services to its tenants, other than through a taxable REIT subsidiary or an “independent contractor” who is adequately compensated and from whom the Partnership does not derive revenue, the income received from the tenants may not be deemed “rents from real property.” In general, the Partnership may provide services directly, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered to be provided for the tenant’s convenience. In addition, the Partnership may render directly a de minimis amount of “non-customary” services to the tenants of a property without disqualifying the income as “rents from real property,” as long as its income from the services does not exceed 1% of the income from the related property. We believe that the Partnership has not provided services to leased properties that have caused rents to be disqualified as rents from real property, and on an ongoing basis in the future, we will use our best efforts to determine in our discretion that any services provided by the Partnership will not cause rents to be disqualified as rents from real property, unless, in either instance, we have determined or we determine in our discretion that the amount of disqualified rent resulting from such services will not jeopardize our status as a REIT.

Based on, and subject to, the foregoing, we believe that rent from the Partnership’s leases should generally qualify as “rents from real property” for purposes of the 75% and 95% gross income tests, except in amounts that should not jeopardize our status as a REIT. As described above, however, the IRS may assert successfully a contrary position and, therefore, prevent us from qualifying as a REIT.

Interest. For purposes of the gross income tests, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales. If a loan contains a provision that entitles us to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

The Partnership may from time to time hold mortgage debt. Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. Interest on, and gains from the sale or other disposition of, debt secured by a mortgage on both real and personal property is qualifying income for purposes of both the 95% and 75% gross income tests if the fair market value of the personal property securing the debt does not exceed 15% of the total fair market value of all property securing the debt. However, in the case of acquisition of an existing loan secured by both real property and other property that does not meet the requirements of the previous sentence, if the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the Partnership agreed to acquire the loan, then a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property — that is, the amount by which the loan principal exceeds the value of the real estate that is security for the loan as of the date the Partnership agreed to acquire the loan.

Dividends. Our share of any dividends received from any corporation (including any taxable REIT subsidiary, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Tax on Income from Property Acquired in Foreclosure. We will be subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less expenses directly connected to the production of such income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests.

“Foreclosure property” is any real property (including interests in real property) and any personal property incident to such real property:

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that is acquired by a REIT at a foreclosure sale, or having otherwise become the owner or in possession of the property by agreement or process of law, after a default (or imminent default) on a lease of such property or on a debt owed to the REIT secured by the property;

•	for which the related loan was acquired by the REIT at a time when default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where it takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Generally, property acquired as described above ceases to be foreclosure property on the earlier of:

•	the last day of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury);

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the first day on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify under the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify under the 75% gross income test;

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the first day on which any construction takes place on such property (other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent); or

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the first day that is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business that is conducted by the REIT (other than through an independent contractor from whom the REIT itself does not derive or receive any income or through a taxable REIT subsidiary).

Tax on Prohibited Transactions. A REIT will incur a 100% tax on net income (taking into account foreign currency gains and losses) derived from any “prohibited transaction.” A “prohibited transaction” generally is a sale or other disposition of property (other than foreclosure property) that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. The prohibited transaction rules do not apply to property held by a taxable REIT subsidiary of a REIT. We believe that none of the Partnership’s assets (other than certain assets held through our taxable REIT subsidiaries) are held for sale to customers and that a sale of any such asset would not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset.

The Code provides a safe harbor that, if met by us (including with respect to properties held by the Partnership), allows us to avoid being treated as engaged in a prohibited transaction. In order to meet the safe harbor, (i) we must have held the property for at least 2 years (and, in the case of property which consists of land or improvements not acquired through foreclosure, we must have held the property for 2 years for the production of rental income), (ii) we must not have made aggregate expenditures includible in the basis of the property during the 2-year period preceding the date of sale that exceed 30% of the net selling price of the property, and (iii) during the taxable year the property is disposed of, we must not have made more than 7 property sales or, alternatively, the aggregate adjusted basis or fair market value of all of the properties sold by us during the taxable year must not exceed 10% of the aggregate adjusted basis or 10% of the fair market value, respectively, of all of our assets as of the beginning of the taxable year. With respect to clause (iii) above, if we rely on one of the alternative percentage tests rather than the 7-sale limitation, (A) we are permitted to sell properties with an aggregate adjusted basis (or fair market value) of up to 20% of the aggregate bases in (or fair market value of) our assets as long as the 10% standard is satisfied on average over the three-year period comprised of the taxable year at issue and the two immediately preceding taxable years, and (B) substantially all of the marketing and development expenditures with respect to the property must be made through a taxable REIT subsidiary or an independent contractor from whom we do not derive or receive any income. We believe we have complied with the terms of the safe harbor provision and we will attempt to comply with the terms of the safe harbor in the future, except where we determine in our discretion that a particular transaction will avoid prohibited transaction treatment regardless of the safe harbor. We may fail to comply with the safe harbor provision and may sell or dispose of property that could be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.”

Tax and Deduction Limits on Certain Transactions with Taxable REIT Subsidiaries. A REIT will incur a 100% tax on certain transactions between a REIT and a taxable REIT subsidiary to the extent the transactions are not on an arms-length basis. In addition, under certain circumstances the interest paid by a taxable REIT subsidiary to the REIT may not be deductible by the taxable REIT subsidiary. We believe that none of the transactions the Partnership has had with our taxable REIT subsidiaries will give rise to the 100% tax, but recent changes to the interest deduction rules may affect interest deductions of our taxable REIT subsidiaries under some circumstances.

Hedging Transactions. Except to the extent provided by Treasury regulations, any income we derive from a hedging transaction (which may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts) which (i) is clearly identified as such as specified in the Code and Treasury regulations, and (ii) hedges indebtedness incurred or to be incurred by us to acquire or carry real estate assets or is entered into primarily to manage the risk of foreign currency fluctuations with respect to qualifying income under the 75% or 95% gross income test, including gain from the sale or disposition of such a transaction and certain income from hedging transactions entered into to hedge existing hedging positions after any portion of the hedged indebtedness or property is disposed of, will not constitute gross income for purposes of either the 75% or 95% gross income test, and therefore will be exempt from these tests. Income from any hedging transaction not described above will likely be treated as nonqualifying for both the 75% and 95% gross income tests.

Like-Kind Exchanges. The Partnership may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction. Legislative changes have eliminated like-kind exchanges for most personal property.

Relief from Consequences of Failing to Meet Income Tests. If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. Those relief provisions generally will be available if our failure to meet such tests is due to reasonable cause and not due to willful neglect, and we file a schedule of the sources of our income in accordance with regulations prescribed by the Treasury. We may not qualify for the relief provisions in all circumstances. In addition, as discussed above in “ — Taxation of the Company,” even if the relief provisions apply, we would incur a 100% tax on gross income to the extent we fail the 75% or 95% gross income test (whichever amount is greater), multiplied by a fraction intended to reflect our profitability.

Asset Tests. To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year:

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At least 75% of the value of our total assets must consist of cash or cash items (including certain receivables and money market funds), U.S. government securities, “real estate assets,” or qualifying temporary investments (the “75% asset test”).

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“Real estate assets” include interests in real property, interests in mortgages on real property and on interests in real property, stock in other REITs, and debt instruments of publicly offered REITs. Real estate assets also include personal property to the extent that rent attributable to such personal property qualifies as rents from real property because it does not exceed 15% of the total rent received under the lease. We believe that the Partnership’s properties qualify as real estate assets.

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“Interests in real property” include an interest in mortgage loans or land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property).

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Qualifying temporary investments are investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity or long-term (at least five-year) debt offerings.

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For investments not included in the 75% asset test, (A) the value of our interest in any one issuer’s securities (which does not include our equity ownership in other REITs, the Partnership, any taxable REIT subsidiary or any qualified REIT subsidiary) may not exceed 5% of the value of our total assets (the “5% asset test”), (B) we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities (which does not include our equity ownership in other REITs, the Partnership, any taxable REIT subsidiary or any qualified REIT subsidiary) (the “10% asset test”), and (C) no more than 25% of the value of our total assets may consist of securities that are not qualifying assets for purposes of the 75% asset test (including securities of any taxable REIT subsidiary that would not otherwise be treated as real estate assets). For purposes of the 10% asset test that relates to value, the following are not treated as securities: (i) loans to individuals and estates, (ii) securities issued by REITs, (iii) accrued obligations to pay rent; (iv) certain debt meeting the definition of “straight debt” if neither we nor a taxable REIT subsidiary that we control hold more than 1% of the issuer’s securities that do not qualify as “straight debt,” and (v) debt issued by a partnership if the partnership meets the 75% gross income test with respect to its own gross income. In addition, solely for purposes of the 10% asset test that relates to value, the determination of our interest in the assets of a partnership in which we own an interest will be based on our proportionate interest in any securities issued by the partnership, excluding for this purpose certain securities described in the Code.

•	The value of our securities in one or more taxable REIT subsidiaries (unless they would otherwise be treated as real estate assets) may not exceed 20% of the value of our total assets.

•	The value of our holdings in debt instruments of publicly offered REITs (unless they would otherwise be treated as real estate assets) may not exceed 25% of the value of our total assets.

We intend to select future investments so as to comply with the asset tests.

As described above, the Partnership may from time to time hold mortgage debt. Mortgage loans will generally qualify as real estate assets for purposes of the 75% asset test to the extent that they are secured by real property. Further, a loan secured by a mortgage on both real and personal property qualifies as a real estate asset for purposes of the 75% asset test if the fair market value of the personal property securing the loan does not exceed 15% of the total fair market value of all property securing the loan. However, for a loan secured by both real property and other property that does not meet the requirements of the previous sentence, if the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the Partnership agreed to acquire the loan, then a portion of such loan likely will not be a qualifying real estate asset. Under Revenue Procedure 2014-51, the IRS has stated that it will not challenge a REIT’s treatment of a loan as being, in part, a real estate asset for purposes of the 75% asset test if the REIT treats the loan as being a qualifying real estate asset in an amount equal to the lesser of (i) the greater of (a) the current fair market value of the real property securing the loan or (b) the fair market value of such real property on the date the REIT acquires the loan, or (ii) the current fair market value of the loan.

If we fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if (i) we satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If we did not satisfy the condition described in clause (ii) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

Relief from Consequences of Failing to Meet Asset Tests. If we fail to satisfy one or more of the asset tests for any quarter of a taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. Those relief provisions are available for failures of the 5% asset test and the 10% asset test if (i) the failure is due to the ownership of assets that do not exceed the lesser of 1% of our total assets or $10 million, and (ii) the failure is corrected or we otherwise return to compliance with the applicable asset test within 6 months following the quarter in which it was discovered. In addition, should we fail to satisfy any of the asset tests other than failures addressed in the previous sentence, we may nevertheless qualify as a REIT for such year if (i) the failure is due to reasonable cause and not due to willful neglect, (ii) we file a schedule with a description of each asset causing the failure in accordance with regulations prescribed by the Treasury, (iii) the failure is corrected or we otherwise return to compliance with the asset tests within 6 months following the quarter in which the failure was discovered, and (iv) we pay a tax consisting of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset tests. We may not qualify for the relief provisions in all circumstances.

Distribution Requirements. Each taxable year, we must distribute dividends (other than capital gain dividends and deemed distributions of retained capital gain) to our shareholders in an aggregate amount at least equal to (1) the sum of 90% of (A) our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (B) our net income (after tax), if any, from foreclosure property, minus (2) certain items of non-cash income.

We generally must pay such distributions in the taxable year to which they relate, or in the following taxable year if we (i) declare a dividend in one of the last three months of the calendar year to which the dividend relates which is payable to shareholders of record as determined in one of such months, and pay the distribution during January of the following taxable year, or (ii) declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration.

Further, with respect to our 2014 and prior taxable years, in order for distributions made by the Predecessor to have been counted as satisfying the annual distribution requirements for REITs and to provide it with a dividends paid deduction, its distributions must not have been “preferential dividends.” A dividend is not a preferential dividend if that distribution is (1) pro rata among all outstanding shares within a particular class and (2) in accordance with the preferences among different classes of shares as set forth in the REIT’s organizational documents. For taxable years beginning after December 31, 2014, the preferential dividend rule does not apply to publicly offered REITs. The Predecessor was and we are a publicly offered REIT. Thus, so long as we continue to qualify as a publicly offered REIT, the preferential dividend rule does not apply to the Predecessor’s taxable years from 2015 and our taxable years. However, subsidiary REITs we may own from time to time may not be publicly offered REITs and the preferential dividend rules would apply to such subsidiary REITs, although the IRS has issued multiple private letter rulings, which may not be relied upon as precedent, that a subsidiary REIT that meets certain conditions may be treated as a publicly offered REIT for these purposes.

We will pay federal income tax at regular corporate rates on taxable income (including net capital gain) that we do not distribute to shareholders. Furthermore, we will incur a 4% nondeductible excise tax if we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain income for such year, and (3) any undistributed taxable income from prior periods. The excise tax is on the excess of such required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “— Taxation of Taxable U.S. Shareholders.” For purposes of the 4% excise tax, we will be treated as having distributed any such retained amount. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our REIT taxable income. Further, it is possible that, from time to time, we may be allocated a share of partnership net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds, issue additional preferred or common shares to raise the cash necessary to make required distributions or, if possible, pay taxable dividends of our shares or debt securities.

We may satisfy the 90% distribution requirement with taxable distributions of our shares or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in shares as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for federal income tax purposes. Those rulings may be relied upon only by taxpayers to whom they were issued, but we could request a similar ruling from the IRS. The IRS has also issued a revenue procedure applicable to publicly offered REITs that provides that the IRS will treat distributions that, at the election of each shareholder, are paid partly in cash and partly in shares as dividends that satisfy the REIT annual distribution requirement and as distributions that qualify for the dividends paid deduction for federal income tax purposes, provided certain conditions are satisfied, including a requirement that at least 20% of the total dividend is available in cash. In late 2021, the IRS issued additional guidance temporarily reducing, through June 30, 2022, the minimum amount of the distribution that must be available in cash to 10% to respond to economic disruptions and allow REITs to conserve capital and enhance their liquidity. We have no current intention to make such an elective cash/shares distribution or a distribution of debt securities, but in the event of an elective cash/shares distribution we expect to structure it so as to comply with the applicable revenue procedure. If we were to choose to make a cash/shares distribution, shareholders may be required to pay tax in excess of the cash that they receive or may be subject to withholding taxes, including with respect to all or a portion of such dividend that is payable in shares.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying deficiency dividends to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Record Keeping Requirements. We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis certain information from our shareholders designed to disclose the actual ownership of our outstanding shares. We have complied, and intend to continue to comply, with such requirements.

Relief from Other Failures of the REIT Qualification Provisions. If we fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements. We may not qualify for this relief provision in all circumstances.

Failure to Qualify. If we fail to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to federal income tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders and we would not be required to distribute any amounts to shareholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Any such dividends should, however, be “qualified dividend income,” which is taxable at long-term capital gain rates for individual shareholders who satisfy certain holding period requirements. See “— Taxation of Taxable U.S. Shareholders — Current Tax Rates.” Furthermore, subject to certain limitations of the Code, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Shareholders

As used herein, the term “taxable U.S. shareholder” means a taxable beneficial owner of our common shares that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

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a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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a trust if (A) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (B) it has a valid election in effect to be treated as a United States person.

Dividends and Other Taxable U.S. Shareholder Distributions. As long as we qualify as a REIT, a taxable U.S. shareholder must take into account distributions on our common shares out of our current or accumulated earnings and profits (and that we do not designate as capital gain dividends or retained long-term capital gain) as ordinary income. Such distributions will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to taxable U.S. shareholders generally will not qualify for the maximum 20% tax rate for “qualified dividend income.” However, for taxable years prior to 2026, generally non-corporate shareholders are allowed to deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations, including a requirement that the taxable U.S. shareholder receiving such dividends hold the dividend-paying REIT shares for at least 46 days (taking into account certain special holding period rules) of the 91-day period beginning 45 days before the shares become ex-dividend and not be under an obligation to make related payments with respect to a position in substantially similar or related property.

In determining the extent to which a distribution constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred shares and then to distributions with respect to our common shares. If, for any taxable year, we elect to designate as capital gain dividends any portion of the distributions paid for the year to our shareholders, the portion of the amount so designated (not in excess of our net capital gain for the year) that will be allocable to the holders of each class or series of preferred shares will be the amount so designated, multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid to the holders of such class or series of preferred shares for the year and the denominator of which will be the total dividends paid to the holders of all classes of our shares for the year. The remainder of the designated capital gain dividends will be allocable to holders of our common shares.

A taxable U.S. shareholder will recognize distributions that we designate as capital gain dividends as long-term capital gain (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the taxable U.S. shareholder has held its common shares. See “— Capital Gains and Losses” below. Subject to certain limitations, we will designate whether our capital gain dividends are taxable at the usual capital gains rate or at the higher rate applicable to depreciation recapture. A corporate taxable U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a taxable U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The taxable U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The taxable U.S. shareholder would increase the basis in its shares by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A taxable U.S. shareholder will not incur tax on a distribution to the extent it exceeds our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the taxable U.S. shareholder’s common shares. Instead, such distribution in excess of earnings and profits will reduce the adjusted basis of such common shares. To the extent a distribution exceeds both our current and accumulated earnings and profits and the taxable U.S. shareholder’s adjusted basis in its common shares, the taxable U.S. shareholder will recognize long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the taxable U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a taxable U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the taxable U.S. shareholder on December 31 of such year to the extent of our earnings and profits, provided that we actually pay the distribution during January of the following calendar year. We will notify taxable U.S. shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute return of capital, ordinary income or capital gain dividends.

Taxation of Taxable U.S. Shareholders on the Disposition of Our Shares. In general, a taxable U.S. shareholder must treat any gain or loss realized upon a taxable disposition of our common shares (including any fractional shares) as long-term capital gain or loss if the taxable U.S. shareholder has held the shares for more than one year and otherwise as short-term capital gain or loss. In general, a taxable U.S. shareholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the taxable U.S. shareholder’s adjusted tax basis. A taxable U.S. shareholder’s adjusted tax basis generally will equal the taxable U.S. shareholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the taxable U.S. shareholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a taxable U.S. shareholder must treat any loss upon a sale or exchange of common shares held by such shareholder for six months or less (after applying certain holding period rules) as a long-term capital loss to the extent of capital gain dividends and other distributions from us that such taxable U.S. shareholder treats as long-term capital gain.

Capital Gains and Losses. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate on ordinary income significantly exceeds the maximum tax rate on long-term capital gain applicable to non-corporate taxpayers. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property” (i.e., depreciable real property) is, to the extent that such gain would have been treated as ordinary income if the property were “Section 1245 property,” higher than the maximum long-term capital gain rate otherwise applicable. With respect to distributions that we designate as capital gain dividends and any retained capital gain that is deemed to be distributed, we may designate (subject to certain limits) whether such a distribution is taxable to our non-corporate shareholders at the lower or higher rate. A taxable U.S. shareholder required to include retained long-term capital gains in income will be deemed to have paid, in the taxable year of the inclusion, its proportionate share of the tax paid by us in respect of such undistributed net capital gains. Taxable U.S. shareholders subject to these rules will be allowed a credit or a refund, as the case may be, for the tax deemed to have been paid by such shareholders. Taxable U.S. shareholders will increase their basis in their shares by the difference between the amount of such includible gains and the tax deemed paid by the taxable U.S. shareholder in respect of such gains. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may generally deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Passive Activity and Investment Income Limitations. Distributions from us and gain from the disposition of our common shares will not be treated as passive activity income and, therefore, taxable U.S. shareholders will not be able to apply any passive activity losses against such income. Dividends from us (to the extent they do not constitute a return of capital or capital gain dividends) and, on an elective basis, capital gain dividends and gain from the disposition of common shares generally will be treated as investment income for purposes of the investment income limitation.

Medicare Tax on Unearned Income. Certain taxable U.S. shareholders who are individuals, estates or trusts are subject to a 3.8% Medicare tax on all or a portion of their “net investment income,” which may include all or a portion of their dividends on our common shares and net gains from the taxable disposition of their shares. Taxable U.S. shareholders that are individuals, estates or trusts should consult their tax advisors regarding the applicability of the Medicare tax to any of their income or gains in respect of our common shares.

Current Tax Rates. The maximum tax rate on the long-term capital gains of domestic non-corporate taxpayers is 20%. The maximum tax rate on “qualified dividend income” is the same as the capital gains rate, and is substantially lower than the maximum rate on ordinary income. Because, as a REIT, we are not generally subject to tax on the portion of our REIT taxable income or capital gains distributed to our shareholders, our distributions are not generally eligible for the tax rate on qualified dividend income. As a result, our ordinary REIT distributions are taxed at the higher tax rates applicable to ordinary income. However, for taxable years prior to 2026, generally non-corporate shareholders are allowed to deduct 20% of the aggregate amount of ordinary dividends distributed by us for purposes of determining their U.S. federal income tax (but not for purposes of the 3.8% Medicare tax), subject to certain limitations, including a requirement that the taxable U.S. shareholder receiving such dividends hold the dividend-paying REIT shares for at least 46 days (taking into account certain special holding period rules) of the 91-day period beginning 45 days before the shares become ex-dividend and not be under an obligation to make related payments with respect to a position in substantially similar or related property. Further, with respect to non-corporate taxpayers, the lower qualified dividend income/capital gains tax rate (at a maximum of 20%) does generally apply to:

•	a shareholder’s long-term capital gain, if any, recognized on the disposition of our shares;

•	distributions we designate as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case the 25% tax rate applies);

•	distributions attributable to dividends we receive from non-REIT corporations (including our taxable REIT subsidiaries); and

•	distributions to the extent attributable to income upon which we have paid corporate tax (for example, the tax we would pay if we distributed less than all of our taxable REIT income).

In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our shares become ex-dividend.

Information Reporting and Backup Withholding. Taxable U.S. shareholders that are “exempt recipients” (such as corporations) generally will not be subject to U.S. backup withholding and related information reporting on payments of dividends on, and the proceeds from the disposition of, our common shares unless, when required, they fail to demonstrate their status as exempt recipients. In general, we will report to our other shareholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding (currently at the rate of 24%) with respect to dividends unless such holder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. Backup withholding is not an additional tax and may be credited against a shareholder’s regular U.S. federal income tax liability or refunded by the IRS provided that the shareholder provides the required information to the IRS in a timely manner.

Taxation of Tax-Exempt U.S. Shareholders

Tax-exempt entities, including qualified employee pension and profit-sharing trusts and individual retirement accounts and annuities (“exempt organizations”), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to exempt organizations generally should not constitute UBTI. However, if an exempt organization were to finance its acquisition of shares with debt, a portion of the income that they receive from us would constitute UBTI pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, and supplemental unemployment benefit trusts that are exempt from taxation under paragraphs (7), (9), and (17), respectively, of Code Section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. Finally, in certain circumstances, a qualified employee pension or profit-sharing trust that owns more than 10% of our shares is required to treat a percentage of the dividends that it receives from us as UBTI (the “UBTI Percentage”). The UBTI Percentage is equal to the gross income we derive from an unrelated trade or business (determined as if we were a pension trust) divided by our total gross income for the year in which we pay the dividends. The UBTI rule applies to a pension trust holding more than 10% of our shares only if:

•	the UBTI Percentage is at least 5%;

•

we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust; and

•

we are a “pension-held REIT” (i.e., either (1) one pension trust owns more than 25% of the value of our shares or (2) a group of pension trusts individually holding more than 10% of the value of our shares collectively owns more than 50% of the value of our shares).

Tax-exempt entities will be subject to the rules described above, under the heading “— Taxation of Taxable U.S. Shareholders” concerning the inclusion of our designated undistributed net capital gains in the income of our shareholders. Thus, such entities will, after satisfying filing requirements, be allowed a credit or refund of the tax deemed paid by such entities in respect of such includible gains.

Taxation of Non-U.S. Shareholders

The rules governing U.S. federal income taxation of non-U.S. shareholders (defined below) are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their tax advisors to determine the impact of the U.S. federal, state, and local income tax laws on ownership of our common shares, including any reporting requirements. As used herein, the term “non-U.S. shareholder” means any taxable beneficial owner of our shares (other than a partnership or entity that is treated as a partnership for U.S. federal income tax purposes) that is not a taxable U.S. shareholder or exempt organization.

Ordinary Dividends. A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of “U.S. real property interests” (as defined below) and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current and accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. Under some treaties, however, rates below 30% that are applicable to ordinary income dividends from U.S. corporations may not apply to ordinary income dividends from a REIT or may apply only if the REIT meets certain additional conditions. However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment maintained by the non-U.S. shareholder), the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as taxable U.S. shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a non-U.S. shareholder that is a non-U.S. corporation unless the tax is reduced or eliminated by an applicable income tax treaty). We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless (i) a lower treaty rate applies and the non-U.S. shareholder timely provides an IRS Form W-8BEN or W-8BEN-E to us evidencing eligibility for that reduced rate, or (ii) the non-U.S. shareholder timely provides an IRS Form W-8ECI to us claiming that the distribution is effectively connected income.

Return of Capital. A non-U.S. shareholder will not incur tax on a distribution to the extent it exceeds our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of its common shares. Instead, such distribution in excess of earnings and profits will reduce the adjusted basis of such shares. A non-U.S. shareholder will be subject to tax to the extent a distribution exceeds both our current and accumulated earnings and profits and the adjusted basis of its common shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its shares, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution just as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

If we are treated as a “United States real property holding corporation,” we will be required to withhold 15% of any distribution that exceeds our current and accumulated earnings and profits, unless the non-U.S. shareholder is a “qualified foreign pension fund” (or is wholly-owned by one or more qualified foreign pension funds) or a non-U.S. shareholder that is publicly-traded and meets certain record-keeping and other requirements (a “qualified shareholder”), each as defined in the Code. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent we do not do so, we may withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30% that is not made to a qualified foreign pension fund or a qualified shareholder.

Non-U.S. shareholders are urged to consult their tax advisors as to their qualification as a “qualified foreign pension fund” or a “qualified shareholder.” The qualified shareholder provisions do not apply to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of the class of shares of the REIT held by the qualified shareholders (“applicable investors”). To the extent distributions not allocable to an applicable investor exceed both our current and accumulated earnings and profits and the adjusted basis of the qualified shareholder’s shares, or result from certain redemptions or liquidating distributions, such distributions are treated as ordinary dividends taxable as described above under “— Ordinary Dividends.”

Capital Gain Dividends. Provided that a particular class of our shares is “regularly traded” on an established securities market in the United States, and the non-U.S. shareholder does not own more than 10% of the shares of such class at any time during the one-year period preceding the distribution, then amounts distributed with respect to those shares that are designated as capital gains from our sale or exchange of U.S. real property interests (defined below) are treated as ordinary dividends taxable as described above under “— Ordinary Dividends.”

If the foregoing exception does not apply, for example because the non-U.S. shareholder owns more than 10% of the relevant class of our shares, or because our shares are not regularly traded on an established securities market, the non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of U.S. real property interests under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). The FIRPTA rules described in this paragraph do not apply to such distributions to a qualified foreign pension fund or a qualified shareholder (other than distributions allocable to an applicable investor), although such distributions to a qualified shareholder not allocable to an applicable investor are treated as ordinary dividends taxable as described above under “— Ordinary Dividends.” The term “U.S. real property interests” includes certain interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property, but excludes mortgage loans and mortgage-backed securities. Under FIRPTA, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gain rates applicable to taxable U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual). A corporate non-U.S. shareholder may also be subject to the 30% branch profits tax unless the tax is reduced or eliminated by an applicable income tax treaty. We must withhold 21% of any distribution that we could designate as a capital gain dividend. However, if we make a distribution and later designate it as a capital gain dividend, then (although such distribution may be taxable to a non-U.S. shareholder) it is not subject to withholding under FIRPTA. Instead, we must make up the 21% FIRPTA withholding from distributions made after the designation, until the amount of distributions withheld at 21% equals the amount of the distribution designated as a capital gain dividend. A non-U.S. shareholder may receive a credit against its FIRPTA tax liability for the amount we withhold.

Distributions to a non-U.S. shareholder that we designate at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to our disposition of a U.S. real property interest generally will not be subject to U.S. federal income taxation, except as described below under “— Sale of Shares.”

Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts we designate as retained capital gains in respect of our shares held by shareholders generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-U.S. shareholder would be able to offset as a credit against its U.S. federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent the non-U.S. shareholder’s proportionate share of such tax paid by us exceeds its actual U.S. federal income tax liability, provided that the non-U.S. shareholder furnishes required information to the IRS on a timely basis. If we were to designate any portion of our net capital gain as retained net capital gain, a non-U.S. shareholder should consult its tax advisor regarding the taxation of such retained net capital gain.

Sale of Shares. A non-U.S. shareholder generally will not incur tax under FIRPTA on gain from the sale of its common shares as long as we are a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT in which at all times during a specified testing period foreign persons held, directly or indirectly, less than 50% in value of our shares (after applying specified presumptions regarding the ownership of our shares). We anticipate that we will continue to be a domestically controlled REIT, but there is no assurance that we will continue to be so. However, even if we are not, or cease to be, a domestically controlled REIT, a non-U.S. shareholder that owns, actually or constructively, 10% or less of a class of our outstanding shares at all times during a specified testing period will not incur tax under FIRPTA on a sale of such shares if shares of such class are “regularly traded” on an established securities market. If neither of these exceptions were to apply, a non-U.S. shareholder that is not a qualified foreign pension fund or a qualified shareholder (other than with respect to an applicable investor) would be taxed under FIRPTA on the gain on the sale of the shares, in which case such non-U.S. shareholder would be required to file a U.S. federal income tax return and would be taxed in generally the same manner as taxable U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and if the shares sold were not regularly traded on an established securities market or we were not a domestically-controlled REIT, the purchaser of the shares may be required to withhold and remit to the IRS 15% of the purchase price.

A non-U.S. shareholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. shareholder), in which case the non-

U.S. shareholder will be subject to the same treatment as taxable U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains. Capital gains dividends not subject to FIRPTA will be subject to similar rules. A non-U.S. shareholder that is treated as a corporation for U.S. federal income tax purposes and has effectively connected income (as described in the first point above) may also, under certain circumstances, be subject to an additional branch profits tax, which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty.

Wash Sales. In general, special wash sale rules apply if a shareholder owning more than 5% of our common shares avoids a taxable distribution of gain recognized from the sale or exchange of U.S. real property interests by selling our shares before the ex-dividend date of the distribution and then, within a designated period, enters into an option or contract to acquire shares of the same or a substantially identical class of our shares. If a wash sale occurs, then the seller/repurchaser will be treated as having gain recognized from the sale or exchange of U.S. real property interests in the same amount as if the avoided distribution had actually been received. Non-U.S. shareholders should consult their own tax advisors on the special wash sale rules that apply to non-U.S. shareholders.

Information Reporting and Backup Withholding. We must report annually to the IRS and to each non-U.S. shareholder the amount of distributions paid to such holder and the tax withheld with respect to such distributions, regardless of whether withholding was required. Copies of the information returns reporting such distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. shareholder resides under the provisions of an applicable income tax treaty.

Backup withholding (currently at the rate of 24%) and additional information reporting will generally not apply to distributions to a non-U.S. shareholder provided that the non-U.S. shareholder certifies under penalty of perjury that the shareholder is a non-U.S. shareholder, or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a United States person that is not an exempt recipient. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of common shares effected at a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of common shares by a foreign office of a broker that:

•	is a United States person;

•	derives 50% or more of its gross income for a specified three-year period from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” (generally, a foreign corporation controlled by stockholders that are United States persons) for U.S. tax purposes; or

•

that is a foreign partnership, if at any time during its tax year more than 50% of its income or capital interests are held by United States persons or if it is engaged in the conduct of a trade or business in the United States, unless the broker has documentary evidence in its records that the holder or beneficial owner is a non-U.S. shareholder and certain other conditions are met, or the shareholder otherwise establishes an exemption. Payment of the proceeds of a sale of common shares effected at a U.S. office of a broker is subject to both backup withholding and information reporting unless the shareholder certifies under penalty of perjury that the shareholder is a non-U.S. shareholder, or otherwise establishes an exemption. Backup withholding is not an additional tax, and may be credited against a non-U.S. shareholder’s U.S. federal income tax liability or refunded to the extent excess amounts are withheld, provided that the required information is timely supplied to the IRS.

Reporting and Withholding on Foreign Financial Accounts. Under sections 1471 through 1474 of the Code, Treasury regulations and related guidance (commonly referred to as “FATCA”), a 30% U.S. withholding tax will be imposed in certain circumstances on payments of (i) dividends on the shares and (ii) subject to the proposed Treasury regulations discussed below, gross proceeds from the sale or other disposition of the shares. Proposed Treasury regulations would, when finalized, eliminate FATCA withholding on the gross proceeds from a sale or other disposition of instruments, such as the shares, that produce withholdable payments. In the preamble to such proposed Treasury regulations, the IRS stated that taxpayers and withholding agents may generally rely on the proposed Treasury regulations until final Treasury regulations are issued. In the case of payments made to a “foreign financial institution” (such as a bank, a broker, an investment fund or, in certain cases, a holding company), as a beneficial owner or as an intermediary, this tax generally will be imposed, subject to certain exceptions, unless such institution (i) has agreed to (and does) comply with the requirements of an agreement with the United States (an “FFI Agreement”) or (ii) is required by (and does comply with) applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction (an “IGA”) to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution and, in either case, such institution provides the withholding agent with a certification as to its FATCA status. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification as to its FATCA status and, in certain cases, identifies any “substantial” U.S. owner (generally, any specified United States person that directly or indirectly owns more than a specified percentage of such entity). If shares are held through a foreign financial institution that has agreed to comply with the requirements of an FFI Agreement or is subject to similar requirements under applicable foreign law enacted in connection with an IGA, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments made to (i) a person (including an individual) that fails to provide any required information or documentation or (ii) a foreign financial institution that has not agreed to comply with the requirements of an FFI Agreement and is not subject to similar requirements under applicable foreign law enacted in connection with an IGA. If we determine withholding is appropriate with respect to the payments of dividends on the shares or other payments in respect of the shares, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Under certain circumstances, a holder may be eligible for refunds or credits of such withheld taxes. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the shares.

Tax Aspects of Our Investments in the Partnership and Subsidiary Partnerships

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in the Partnership and the Subsidiary Partnerships. As described above under “Taxation of the Company — Requirements for REIT Qualification,” initially the Partnership (but not the Subsidiary Partnerships) is a disregarded entity for federal income tax purposes. Accordingly, the discussion below initially only applies to the Subsidiary Partnerships and references to the Partnership should not be taken into account. Once the Partnership admits one or more partners that are not disregarded entities of ours, the discussion below will also apply to the Partnership. Also, the discussion below does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships. We are entitled to include in our income our distributive share of the Partnership’s and Subsidiary Partnerships’ income and to deduct our distributive share of the Partnership’s and Subsidiary Partnerships’ losses only if the applicable partnership is classified for federal income tax purposes as a partnership rather than as a corporation or association taxable as a corporation. An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it (1) is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the “check-the-box regulations”) and (2) is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. We believe that the Partnership (once it admits one or more partners that are not disregarded entities of ours) and its Subsidiary Partnerships will be classified as partnerships for federal income tax purposes.

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). While the Partnership units will not be traded on an established securities market, they could possibly be deemed to be traded on a secondary market or its equivalent due to the redemption rights enabling the limited partners to dispose of their units. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including (as may be relevant here) real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% Passive Income Exception”). The income requirements applicable to us in order for us to qualify as a REIT under the Code and the definition of qualifying income under the Passive Income Exception are very similar. Although differences exist between these two income tests, we do not believe that these differences would cause the Partnership not to satisfy the 90% Passive Income Exception applicable to publicly traded partnerships.

Treasury has issued regulations (the “PTP Regulations”) that provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “Private Placement Exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (i) substantially all of the value of the owner’s interest in the flow-through entity is attributable to the flow-through entity’s interest (direct or indirect) in the partnership and (ii) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation.

The Partnership agreement has provisions intended to facilitate and permit us to take actions to avoid loss of the Private Placement Exclusion. We believe that the Partnership, from the point it is treated as a regarded entity, will qualify for the Private Placement Exclusion and thereafter intends to qualify for the Private Placement Exclusion unless it qualifies for another safe harbor or the 90% Passive Income Exception as described below. It is possible, however, that in the future the Partnership might not qualify for the Private Placement Exclusion.

If the Partnership is considered a publicly traded partnership under the PTP Regulations because it is deemed to have more than 100 partners, the Partnership would need to qualify under another safe harbor in the PTP Regulations or for the 90% Passive Income Exception. We believe that the Partnership will qualify for another safe harbor in the PTP Regulations or for the 90% Passive Income Exception. It is possible, however, that in the future the Partnership might not qualify for one of these exceptions.

If, however, for any reason the Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we would not be able to qualify as a REIT. See “—Requirements for REIT Qualification—Income Tests” and “—Requirements for REIT Qualification—Asset Tests.” In addition, any change in the Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Requirements for REIT Qualification—Distribution Requirements.” Further, items of income and deduction of the Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, the Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Partners, Not the Partnership, Subject to Tax. The partners of the Partnership are subject to taxation. Except as discussed below in “—Revised Partnership Audit Rules,” the Partnership itself is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of the Partnership’s income, gains, losses, deductions and credits for any taxable year of the Partnership ending during our taxable year, without regard to whether we have received or will receive any distribution from the Partnership.

Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Partnership’s allocations of taxable income, gain and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations promulgated thereunder.

Tax Allocations with Respect to Contributed Properties. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “Book-Tax Difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Partnership, once regarded, will be deemed to be formed by way of contributions of appreciated property. Consequently, the Partnership’s partnership agreement requires such allocations to be made in a manner permitted under Section 704(c) of the Code.

In general, the partners who contribute property to the Partnership will be allocated depreciation deductions for tax purposes which are lower than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets (including our properties) which have a Book-Tax Difference, all income attributable to such Book-Tax Difference (to the extent not previously taken into account) will generally be allocated to the contributing partners, including us, and other partners will generally be allocated only their share of income attributable to appreciation, if any, occurring after such contribution. This will tend to eliminate the Book-Tax Difference over the life of the Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Partnership may cause us to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to us as a result of such sale.

A Book-Tax Difference may also arise as a result of the revaluation of property owned by the Partnership in connection with certain types of transactions, including in connection with certain non-pro rata contributions or distributions of assets by the Partnership in exchange for interests in the Partnership. In the event of such a revaluation, the partners (including us) who were partners in the Partnership immediately prior to the revaluation will be required to take any Book-Tax Difference created as a result of such revaluation into account in substantially the same manner as under the Section 704(c) rules discussed above. This would result in us being allocated income, gain, loss and deduction for tax purposes in amounts different than the economic or book income allocated to us by the Partnership.

The application of Section 704(c) to the Partnership may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See “—Requirements for REIT Qualification—Distribution Requirements.” The foregoing principles also apply in determining our earnings and profits for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had we purchased the contributed or revalued assets at their agreed values.

Treasury has issued regulations requiring partnerships to use a “reasonable method” for allocating items affected by Section 704(c) of the Code and outlining several reasonable allocation methods. The general partner of the Partnership has the discretion to determine which of the methods of accounting for Book-Tax Differences (specifically approved in the Treasury regulations) will be elected with respect to any properties contributed to or revalued by the Partnership. We have not determined which method of accounting for Book-Tax Differences will be elected for properties contributed to or revalued by the Partnership in the future.

Basis in Partnership Interest. Our adjusted tax basis in our partnership interest in the Partnership generally is equal to:

•	the amount of cash and the adjusted tax basis of any other property contributed by us to the Partnership;

•	increased by

•	our allocable share of the Partnership’s income, and

•	our allocable share of debt of the Partnership; and

•	reduced, but not below zero, by

•	our allocable share of the Partnership’s loss,

•	the amount of cash and the basis of any property distributed to us, and

•	constructive distributions resulting from a reduction in our share of debt of the Partnership.

If the allocation of our distributive share of the Partnership’s loss would reduce the adjusted tax basis of our partnership interest in the Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that the Partnership’s distributions, or any decrease in our share of the debt of the Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce our adjusted tax basis below zero, such distributions (including such constructive distributions) would constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as capital gain (including Section 1250 “depreciation recapture”), and, if our interest in the Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.

Sale of the Partnership’s Property. Generally, any gain realized by the Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by the Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership under Section 704(c) of the Code to the extent of their “built-in gain” on those properties for federal income tax purposes. The partners’ “built-in gain” on the contributed properties sold will equal the excess of the partners’ proportionate share of the book value of those properties over the partners’ tax basis allocable to those properties at the time of the contribution. Any remaining gain recognized by the Partnership on the disposition of the contributed properties, and any gain recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by the Partnership on the sale of any property held by the Partnership (other than property held indirectly through a taxable REIT subsidiary) as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “—Requirements for REIT Qualification—Income Tests.” We, however, do not presently intend to allow the Partnership to acquire or hold any property (other than through a taxable REIT subsidiary) that represents inventory or other property held primarily for sale to customers in the ordinary course of our or the Partnership’s trade or business.

Revised Partnership Audit Rules. Under partnership audit changes generally effective for audits in 2018 and later, a partnership (and not the partners) must pay any “imputed underpayments,” consisting of delinquent taxes, interest, and penalties deemed to arise out of an audit of the partnership, unless certain alternative methods are available and the partnership elects to utilize them. The IRS has issued regulations providing details on many of these provisions, but it is still not entirely clear how all of these new rules will be implemented. Accordingly, it is possible that in the future, we and/or any partnership in which we are a partner could be subject to, or otherwise bear the economic burden of, federal income tax, interest, and penalties resulting from a federal income tax audit.

Other Tax Considerations

State and Local Taxes. We and/or you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your tax advisors regarding the effect of state and local tax laws upon an investment in our securities.

Changes to Tax Laws and Regulations. The rules dealing with federal income taxation are subject to revision by the U.S. Congress, the IRS and the Treasury, and statutory changes, new regulations, revisions to existing regulations and revised interpretations of established concepts are issued frequently. In particular, technical corrections legislation and implementing regulations may be enacted or promulgated in response to the Tax Cuts and Jobs Act of 2017. In addition, legislation, regulations and other guidance has been enacted to respond to the COVID-19 pandemic, including the 2020 CARES Act, and further legislative enactments and other IRS or Treasury action is possible. We cannot assure you that a change in law, including the possibility of major tax legislation in 2022 or later, possibly with retroactive application, will not alter significantly the tax considerations (including applicable tax rates) that we describe herein. No prediction can be made as to the likelihood of passage of new tax legislation or other provisions, or the direct or indirect effect on us and our shareholders. Revisions to tax laws and interpretations of these laws could adversely affect our ability to qualify and be taxed as a REIT, as well as the tax or other consequences of an investment in our common shares.

EXPERTS

The audited consolidated financial statements, schedules and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the offered securities and the accuracy of the discussion under “Material Federal Income Tax Considerations” and under “The Plan—Other Information—What are the federal income tax consequences of participation in the Plan?” will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Washington D.C.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and all information that we will later file with the SEC will automatically update and supersede this information. Any statement contained in this prospectus or a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below as well as any future documents that are deemed to be “filed” with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (File No. 1-07533) from the date of this prospectus until the termination of the offering of the securities described in this prospectus or the expiration of the registration statement.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 11, 2021;

•	Our Definitive Proxy Statement for our 2021 Annual Meeting of Shareholders, filed with the SEC on March 25, 2021;

•	Our Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, filed with the SEC on May 5, 2021, August 4, 2021 and November 4, 2021;

•

Our Current Reports on Form 8-K  filed with the SEC on February  12, 2021, February  24, 2021, April  19, 2021, May  6, 2021, May  7, 2021, August  5, 2021, December  2, 2021, January  3, 2022 and January 5, 2022; and

•	Description of our common shares contained in Exhibit 4.8 to the Predecessor’s Annual Report on Form 10-K filed with the SEC on February 10, 2020.

We have filed with the SEC a registration statement, of which this prospectus is a part, with respect to the securities to be offered by this prospectus. This prospectus and any accompanying prospectus supplement do not contain all of the information set forth in the registration statement and its exhibits and schedules, certain parts of which are omitted as permitted by the rules and regulations of the SEC. For further information with respect to us or the securities offered by this prospectus, please review the registration statement and its exhibits and schedules. Statements contained in this prospectus and any accompanying prospectus supplement regarding the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of the contract or document filed as an exhibit to the registration statement. Each of these statements is qualified in its entirety by this reference.

Copies of our SEC filings are available at no cost at our website, www.federalrealty.com. In addition, you may request a copy of any report or document incorporated by reference in this prospectus, except the exhibits, unless such exhibits are specifically incorporated by reference in this prospectus or in those documents, at no cost. Any such request may be made by writing or by telephone and shall be directed to the following address:

Federal Realty Investment Trust

909 Rose Ave. Suite 200

North Bethesda, Maryland 20852

Attention: Investor Relations

(301) 998-8100

You should rely only on the information in our prospectus, any prospectus supplement and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state or jurisdiction where the offer is prohibited by law. You should not assume that the information in this prospectus, any prospectus supplement or any incorporated document is accurate as of any date other than the date of the document.

720,929 Common Shares of Beneficial Interest

offered to shareholders

and other interested investors

solely in connection with the

Dividend Reinvestment

and Share Purchase Plan

PROSPECTUS

January 5, 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Set forth below are the amounts of fees and expenses (other than underwriting discounts and commissions) we will pay in connection with the offering of our securities.

SEC Registration Fee	$0
Printing and Filing Costs	2,000	*
Accounting Fees and Expenses	6,500	*
Administrator’s Fees and Expenses	5,000	*
Legal Fees and Expenses	10,000	*
Miscellaneous	5,000	*

Total	$29,500	*

*	Estimate.

Item 15. Indemnification of Directors and Officers

The registrant’s declaration of trust authorizes the registrant, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former shareholder, trustee or officer of the registrant or (ii) any individual who, while a trustee of the registrant and at the request of the registrant, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status. The registrant’s declaration of trust also permits the registrant, with approval of the registrant’s Board of Trustees, to indemnify and advance expenses to any person who served a predecessor of the registrant in any of the capacities described above and to any employee or agent of the registrant or a predecessor of the registrant.

The registrant’s bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify (a) any trustee, officer or shareholder or any former trustee, officer or shareholder, including any individual who, while a trustee, officer or shareholder and at the express request of the registrant, serves or has served another real estate investment trust, corporation, partnership, limited liability company joint venture, trust, employee benefit plan or any other enterprise as a director, officer, shareholder, manager, member, partner or trustee of such real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding, (b) any trustee or officer or any former trustee or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful and (c) each shareholder or former shareholder against any claim or liability to which he may become subject by reason of such status. In addition, the registrant’s bylaws obligate it, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a trustee, officer or shareholder or former trustee, officer or shareholder made a party to a proceeding by reason of such status, provided that, in the case of a trustee or officer, the registrant must have received from such trustee or officer (i) a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the registrant and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the registrant if it shall ultimately be determined that the applicable standard of conduct was not met. The registrant may, with the approval of its trustees, provide such indemnification or payment or reimbursement of expenses to any trustee, officer or shareholder or any former trustee, officer or shareholder who served a predecessor of the Trust and to any employee or agent of the registrant or a predecessor of the registrant. Any indemnification or payment or reimbursement of the expenses permitted by the registrant’s bylaws will be furnished in accordance with the procedures provided for indemnification or payment or reimbursement of expenses, as the case may be, under Section 2-418 of the Maryland General Corporation Law (the “MGCL”) for directors of Maryland corporations. The registrant may provide to trustees, officers and shareholders such other and further indemnification or payment or reimbursement of expenses, as the case may be, to the fullest extent permitted by the MGCL, as in effect from time to time, for directors of Maryland corporations.

Title 8 of the Corporations and Associations Code of the State of Maryland, as amended, provides that a shareholder or trustee of a Maryland real estate investment trust is not personally liable for the obligations of the real estate investment trust, except that a trustee will be liable in any case in which a trustee otherwise would be liable and the trustee’s act constitutes bad faith, willful misfeasance, gross negligence or reckless disregard of the trustee’s duties. Title 8 further provides that a Maryland real estate investment trust may indemnify or advance expenses to trustees, officers, employees, and agents of the trust to the same extent as is permitted for directors, officers, employees, and agents of a Maryland corporation. Title 2 of the Corporations and Associations Code of the State of Maryland, as amended, permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or certain related capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the trust if such director or officer has been adjudged to be liable to the corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits

The following exhibits, as noted, are filed herewith, previously have been filed, or will be filed by amendment.

Exhibit No.	Description

3.1	Amended and Restated Declaration of Trust of Federal Realty Investment Trust effective January 1, 2022 (previously filed as Exhibit 3.1 to the Current Report on Form 8-K filed by the Company on January 3, 2022 and incorporated herein by reference)

3.2	Articles of Amendment to Amended and Restated Declaration of Trust of Federal Realty Investment Trust effective January 1, 2022 (previously filed as Exhibit 3.2 to the Current Report on Form 8-K filed by the Company on January 3, 2022 and incorporated herein by reference)

3.3	Bylaws of Federal Realty Investment Trust effective January 1, 2022 (previously filed as Exhibit 3.3 to the Current Report on Form 8-K filed by the Company on January 3, 2022 and incorporated herein by reference)

5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding the legality of the securities being registered

8.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding certain federal income tax matters

23.1*	Consent of Grant Thornton LLP

23.2*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibits 5.1 and 8.1)

24.1*	Power of Attorney

99.1	Form of Enrollment Application (previously filed as Exhibit 99.1 to the Predecessor’s Registration Statement on Form S-3 (File No. 333-204009) and incorporated herein by reference)

*	Included with this filing.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities:

the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of North Bethesda, State of Maryland, on January 5, 2022.

FEDERAL REALTY INVESTMENT TRUST

By:	/s/ Dawn M. Becker
Dawn M. Becker
Executive Vice President-General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Donald C. Wood Donald C. Wood	Chief Executive Officer of the Company (principal executive officer) and Trustee of the Company	January 5, 2022

/s/ Daniel Guglielmone Daniel Guglielmone	Executive Vice President-Chief Financial Officer and Treasurer of the Company (principal financial and accounting officer)	January 5, 2022

* David W. Faeder	Trustee and Non-Executive Chairman of the Company	January 5, 2022

* Elizabeth I. Holland	Trustee of the Company	January 5, 2022

* Nicole Y. Lamb-Hale	Trustee of the Company	January 5, 2022

* Anthony P. Nader III	Trustee of the Company	January 5, 2022

* Mark S. Ordan	Trustee of the Company	January 5, 2022

* Gail P. Steinel	Trustee of the Company	January 5, 2022

*By:	/s/ Dawn M. Becker
Dawn M. Becker
Attorney-in-fact